UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement under the Securities Act of 1933

LEXINGTON ENERGY SERVICES INC.
(Name of Small Business Issuer in its Charter)

NEVADA	1389	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

207 West Hastings Street, Suite 1209
Vancouver, British Columbia, Canada, V6B 1H7
(604) 899 4550
(Address and telephone number of principal executive offices)

CSC Services of Nevada Inc.
502 East John Street
Carson City, Nevada 89706
(775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

i

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be	Registered	per Unit (2)	Price (2)	Registration Fee
Registered	(1)	($)	($)	($)

Shares of Common
Stock, par value	5,343,064	1.00	$5,343,064.00	$571.71
$0.0001

Shares of Common
Stock, par value
$0.0001 (underlying	500,000	0.85	$425,000.00	$45.48
warrants)

Shares of Common
Stock, par value	520,000	0.85	$442,000.00	$47.29
$0.0001 (underlying
options)

Shares of Common
Stock, par value	390,000	0.50	$195,000.00	$20.86
$0.0001 (underlying
options)

Total Fee Due				$685.34

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

PROSPECTUS

6,753,064 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

We are registering 6,753,064 shares held by 185 selling shareholders, including 500,000 shares held by a company controlled by one director and 500,000 shares held by a company controlled by another director. The 6,753,064 shares include 5,343,064 common shares issued to the selling shareholders, 500,000 shares underlying warrants, and 910,000 shares underlying options.

Our common stock became eligible for trading on the OTC Bulletin Board on November 30, 2006. Our common stock is quoted on the OTC Bulletin Board under the symbol “LXES.OB”. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities. Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTC Bulletin Board can be found at www.otcbb.com. These quotation reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions.

The selling shareholders may sell at an initial price of $1.00 per share or may sell their shares in the over-the-counter market or other national securities exchange or automated inter-dealer quotation system on which our common stock is then listed or quoted, through negotiated transactions at negotiated prices or otherwise at market prices prevailing at the time of sale. Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders, although we will receive proceeds from the exercise of warrants or options. We will incur all costs associated with this registration statement and prospectus.

An investment in our common stock is speculative. See "Risk Factors" starting at page 4 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ___________________________.

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PART I – INFORMATION REQUIRED IN PROSPECTUS

Prospectus Summary

Our Business

Lexington Energy Services Inc. (“Lexington”, “we”) is a development stage company. We have had no revenues from March 30, 2005 (date of inception) to August 31, 2006 and we have only recently begun operations. We design, build, lease and in some cases operate the following mobile equipment for use in oil and gas fields:

  drilling units primarily for use in core sampling for tar sands and coal bed methane gas;
  nitrogen generation units for providing nitrogen in drilling operations; and
  well testing units to test oil well capabilities and size.

We completed building our mobile equipment that we intend to lease, but we sold them in order to put the money towards our coring division, which we anticipate will have a much higher profit margin. However, we plan to build our mobile equipment and lease them in the near future, when we have available customers.

Our principal offices are located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada, V6B 1H7, and our telephone number is (604) 899 4550. Our fiscal year end is November 30.

The Offering

The 6,753,064 common shares registered under this Prospectus represent approximately 30% of our issued common stock (assuming the registered shares 1,410,000 underlying options and warrants are issued). Both before and after the offering, our current directors and officers will control Lexington. As of December 14, 2006 our directors Brent Nimeck and Larry Kristof together own 11,000,000 shares (including shares they have the right to acquire), which if all the options were exercised, would represent approximately 49% of our issued common stock.

After the offering, assuming Larry Kristof, our President and Chief Executive Officer, sells all of his 500,000 shares registered in this Prospectus, he will own 4,900,000 shares (including shares he has the rights to acquire), which would be approximately 22% of our issued common stock.

Our director Brent Nimeck owns 5,600,000 common shares, including shares held by Greystone Holdings Ltd., a company controlled by him, and options to purchase 650,000 common shares. After the offering, Brent Nimeck, assuming that Greystone Holdings Ltd. sells all 500,000 shares registered in this Prospectus, will have investment control of 5,100,000 shares (including shares he has the rights to acquire). On this basis, Mr. Nimeck will own approximately 23% of our issued common stock.

The following is a brief summary of our offering:

Securities Offered	•	5,343,064 common shares (including 1,000,000 shares controlled by our directors)
	•	500,000 common shares underlying warrants to purchase stock at $0.85 per share
	•	520,000 common shares underlying options to purchase stock at $0.85 per share
	•	390,000 common shares underlying options to purchase stock at $0.50 per share

Offering Price per Share	The selling shareholders can sell their shares for sale at an initial price of $1.00 per share and thereafter at any price.

Market for Our Common Stock

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “LXES.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders. We will receive the proceeds from any exercise of warrants and options for the purchase of shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses which will include salaries, marketing and promotion, tradeshow costs, travel, meals, rent, office maintenance, consulting fees, audit and legal expenses, communication expenses and other office expenses.

Number of Shares Outstanding

There are 21,340,732 shares outstanding as of December 14, 2006. However, if all outstanding warrants and options granted as of December 14, 2006 were exercised, there would be 25,160,732 shares outstanding.

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" in this Prospectus and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

			Period from March
	Three months	Nine months	30, 2005 (inception)
	ended	ended	to
	August 31, 2006	August 31, 2006	August 31, 2006
	($)	($)	($)
	(Unaudited)	(Unaudited)	(Unaudited)

Interest
Income	2,710	5,123	5,123

Expenses	513,065	851,802	928,916

Net Loss	510,355	846,679	923,793

Net Loss per
share	0.03	0.06	-

Balance Sheet Data

	August 31, 2006	November 30, 2005
	($)	($)
	(Unaudited)	(Audited)

Working Capital
Surplus	960,985	66,579

Total Assets	2,738,944	89,199

Total Liabilities	110,360	19,313

Recent Developments

In October 2006, we issued 1,790,182 common shares to investors at $0.85 per share, for cash proceeds of approximately $1,521,655. Those shares were issued under a registration statement on Form SB-2 which was effective on September 22, 2006. In November 2006, we issued 1,176,470 common shares upon the conversion of two 10% convertible debentures for conversion of debt of $1,000,000. The convertible debentures has been issued several weeks prior to the conversion. On December 1, 2006, we issued 474,642 common shares to investors at $1.00 per share for cash proceeds of $474,642. As of December 14, 2006, we had approximately $350,000 in our bank accounts, $250,000 of which we intend to pay out for current liabilities. The balance we intend to use for general and administrative expenses which will include salaries, marketing and promotion, tradeshow costs, travel, meals, rent, office maintenance, consulting fees, audit and legal expenses, communication expenses and other office expenses.

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Lexington Risks

1. A decline in or substantial volatility of oil and gas prices could adversely affect the demand for our services, which could mean a decrease in our revenues.

We anticipate that the demand for our services will be primarily determined by oil and gas prices and the related general production spending and level of drilling activity in Western Canada. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) will likely affect the spending patterns of our possible customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect the demand for our services and could seriously decrease our revenues or prevent us from generating any revenues.

2. There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your investment.

Our financial statements disclose a going concern uncertainty. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. As such we may have to cease operations and you could lose your entire investment.

3. Competition within the well services industry may prevent us from becoming profitable.

The oil well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis as well as several large companies that possess substantially greater financial and other resources than we do. Our larger competitors' greater resources could allow those competitors to compete more effectively than we can. The amount of equipment available may exceed demand, which could result in active price competition. Many contracts are awarded on a bid basis, which may further increase competition based primarily on price. In addition, recent market conditions have stimulated the reactivation of well servicing rigs and construction of new equipment, which could result in excess equipment and lower utilization rates in future periods. This could decrease our revenues or prevent us from generating revenues or becoming profitable.

4. We lack an operating history and there is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on March 30, 2005 and we have only recently started our business operations and we have not yet realized any revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  completion of our future equity or debt financing;
  our ability to build or purchase mobile oil well testing and other equipment; and
  our ability to attract customers who will lease our equipment.

Based upon current plans, we expect to incur operating losses in the next two years, because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

5. Our business is subject to environmental legislation and any changes in such legislation could negatively affect our results of operations.

The oil and gas industry is subject to many laws and regulations which govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require removal or remediation of pollutants and may impose civil and criminal penalties for violations. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders. The costs arising from compliance with environmental and natural resource laws and regulations may increase operating costs for both us and our potential customers. Any regulatory changes that impose additional environmental restrictions or requirements on us or on our potential customers could adversely affect us through increased operating costs and potential decreased demand for our services, which could have a material adverse effect on our results of operations.

6. Our business may be seasonal and influenced by weather patterns which could lower demand for our services and result in a decrease in revenues.

In Canada, the amount of oil and gas exploration and production activity is influenced by seasonal weather patterns. In spring, wet weather can make the ground unstable, and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Also, some oil and gas producing areas are located in sections of the Western Canadian Sedimentary Basin that are inaccessible, other than during the winter, because the ground surrounding or containing the drilling sites in these areas consists of terrain known as muskeg. Until the muskeg freezes, the terrain cannot be crossed to reach the drilling site. Also, once rigs and other equipment have been moved to a drilling site, they may become stranded if the muskeg thaws unexpectedly. We believe that a severe change in weather patterns in western Canada could lower the demand for our services which could result in a decrease in revenues.

7. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

8. Success depends in part on our ability to attract and retain additional personnel, which we may or may not be able to do. Our failure to do so could cause us to go out of business.

We anticipate that in 2007 we will need to hire a facility manager, a new Chief Financial Officer, a customer service representative, as well as six to twelve technical personnel for our subsidiary LexCore, all of whom we believe will be important components of our success. Recently we experienced problems retaining our Chief Financial Officer who resigned on March 28, 2006. Our Chief Financial Officer communicated to us that she resigned because she believed she did not have the sufficient experience and qualifications to properly carry out her duties as Chief Financial Officer.

Our President Larry Kristof has been appointed as Chief Financial Officer. We are searching for a new Chief Financial Officer and so far we have been unsuccessful in identifying a suitable candidate. Our inability to attract additional personnel, including a new Chief Financial Officer, could have a material adverse effect on our ability to conduct our business. If we are unable to retain personnel, we may not be able to provide adequate services to customers, which could prevent us from generating sufficient revenues to become profitable, or, we may not have the expertise required to raise sufficient capital to continue operating.

9. As our business assets and our directors and officers are located in Canada investors may be limited in their ability to enforce U.S. civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws.

A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

10. We do not have any patent protection for the design of our equipment which could prevent us from becoming profitable.

We believe part of our competitive edge is our unique equipment that combines existing technologies and equipment to create better performing equipment. We have not sought and do not plan on seeking patent protection for our equipment or systems. It may not be possible for us to obtain patent protection for many aspects of our equipment. We cannot assure you that others will not independently develop substantially equivalent information and techniques. If other companies build and lease equipment which is similar or better to ours, we may not be able to find and maintain customers for our services, which could prevent us from becoming profitable.

11. The issuance of shares upon exercise of warrants and options may cause immediate dilution to our existing shareholders.

The issuance of shares upon exercise of warrants and options may result in dilution to the interests of other stockholders. As of December 14, 2006, there are 500,000 warrants and 3,320,000 options outstanding which would result in an additional 3,820,000 shares issued if all were exercised. This would increase our outstanding shares by approximately 15% and result in an immediate dilution to shareholders. Also, the 500,000 warrants and 910,000 options we are registering through this Prospectus could result in 1,410,000 common shares to be issued without trading restrictions upon the exercise of warrants and options.

Risks Associated with Our Securities

12. Our stock price may be volatile and as a result you could lose all or part of your investment. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock.

• Changes in the worldwide price for the oil and gas industry;
• Disappointing results from our business efforts;
• Failure to meet our revenue or profit goals or operating budget;
• Decline in demand for our common stock;
• Downward revisions in securities analysts' estimates or changes in general market conditions;
• Technological innovations by competitors or in competing technologies;
• Investor perception of our industry or our prospects; and
• General economic trends

In addition, these fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

13. New legislation, including the Sarbanes-Oxley Act, may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Exchange Act. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These hurdles could prevent us from becoming profitable.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

15. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Lexington.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Lexington will need to come through appreciation of the stock’s price.

16. We indemnify our directors against liability to Lexington and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling Lexington, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Lexington for indemnification, the costs could have a negative effect on our operating results.

17. The price and trading volume of our common stock has been highly volatile and could adversely affect your ability to sell your shares and the available price for the shares when sold.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “LXES.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

Determination of Offering Price

The following factors were considered in determination of the initial price of $1.00 of the 6,753,064 shares being sold by the selling shareholders:

  our capital structure;
  prices of shares that we have issued in the past; and
  the closing price of our shares sold through the OTC Bulletin Board on December 14, 2006, which was $1.00.

Dilution of the Price you Pay for Your Shares

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

The 5,343,064 common stock to be sold by the selling shareholders are currently issued and outstanding common shares. Accordingly, it will no cause dilution to our existing shareholders. The issuance of shares upon the exercise of 500,000 warrants and 910,000 options, however, may result in dilution to the interests of other shareholders since the holders of 500,000 warrants and 910,000 options may ultimately exercise and sell the full amount upon the exercise. This amount would increase the amount of our outstanding shares by approximately 6% and result in an immediately dilution to shareholders.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

The selling shareholders may sell at an initial price of $1.00 per share or at prevailing market prices or privately negotiated prices.

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “LXES.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Lexington nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Selling Shareholders

The 185 selling shareholders are offering 5,343,064 shares of common stock already issued, 910,000 shares of common stock upon the exercise of options and 500,000 shares of common stock upon the exercise of warrants. The shares are included the following:

  On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000. In December 2006, Larry Kristof sold his 1,500,000 common shares registered under our SB-2 effective on September 22, 2006.

  From October 24 to November 2, 2005, we issued 1,150,000 shares of common stock to 7 shareholders at $0.03 per share for total proceeds of $34,500.

  From November 4 to November 16, 2005, we issued 1,115,000 shares of common stock to 19 investors at $0.10 per share, for total proceeds of $111,500 (this number has been adjusted to account for the cancellation of 100,000 shares on January 4, 2006 pursuant to a rescinded share subscription agreement).

  In December 2005 we issued 460,000 shares of common stock to 14 investors at $0.20 per share for cash proceeds of $92,000.

  In February 2006 we issued 516,000 shares of common stock to 23 investors at $0.50 per share for cash proceeds of $258,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

  In March 2006, we issued 1,155,930 shares of common stock to 84 investors at $0.50 per share for cash proceeds of $577,965.

  On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another Lexington director, at $0.0001 per share for proceeds of $475. In December 2006, Greystone Holding Ltd. sold its 100,000 common shares registered under our SB-2 effective on September 22, 2006.

  On March 29, 2006, our director Larry Kristof sold 100,000 shares of his common stock to Elston Johnson at a price of $0.25 per share, for proceeds of $25,000.

  In April 2006, we issued 870,696 shares of common stock to 53 investors at $0.50 per share for cash proceeds of $435,348 (this number has been adjusted to account for the cancellation of 30,000 shares on May 30, 2006 pursuant to 2 rescinded share subscription agreements).

  In April 2006, we issued consultants and officers options to purchase 860,000 common shares at $0.50 per share until April 5, 2008.

  In May 2006, we issued 4,000 shares of common stock to one investor at $0.50 per share for cash proceeds of $2,000.

  In May 2006, we issued consultants and officers options to purchase 620,000 common shares at $0.50 per share and purchase 200,000 common shares at $0.85 per share until May 17, 2008.

  In August 2006, we issued 2,567,952 shares of common stock to 156 investors at $0.85 per share for cash proceeds of $2,182,459.20.

  In August 2006, we issued consultants and officers options to purchase 400,000 common shares at $0.85 per share until August 1, 2008.

  In October 2006, we issued 1,790,182 common shares to investors at $0.85 per share, for cash proceeds of approximately $1,521,655. Those shares were issued under a registration statement on Form SB-2 which was effective on September 22, 2006

  In October 2006, we issued consultants and officers options to purchase 95,000 common shares at $0.85 per share until October 3, 13, and 16, 2008.

  In November 2006, we issued 1,176,470 shares of common stock upon the conversion of principal under two 10% convertible debentures, There is no any interests accrued under those convertible debentures. Under two convertible debentures, a total of 500,000 warrants were issued exercisable at a price of $0.85 until November 1, 2008.

  In December 2006, we issued 474,642 shares of common stock to 25 investors at $1.00 per share for cash proceeds of $474,642.

Except as otherwise noted, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

The following shares that are being registered are controlled by our directors:

  500,000 common shares in the name of Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director

  500,000 common shares in the name of 0770987 B.C. Ltd., a company controlled by Larry Kristof, our director

The selling shareholders may sell at an initial price of $1.00 per share or at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following shares:

  5,343,064 common shares (including 1,000,000 shares controlled by our directors)
  500,000 common shares underlying warrants to purchase stock at $0.85 per share which are valid until November 1, 2008 and may be purchased by Alliance World Limited
  Options to purchase common shares as follows:
Option Holder	# of Options	Exercise Price ($)	Expiry Date
Oxana Advasseva	20,000	0.50	April 5, 2008
Regan Boychuk	15,000	0.85	October 12, 2008
Shawn Clint	10,000	0.85	October 16, 2008
Mario Cormier	10,000	0.85	October 3, 2008
Denis Desrosiers	25,000	0.85	November 15, 2008
Penny Green	100,000	0.50	May 17, 2008
Maribel Jordan	20,000	0.50	May 17, 2008

Chuck Lauzon	50,000	0.85	October 13, 2008
Michael McKinnon	25,000	0.50	April 5, 2008
Shawna McLauren	25,000	0.50	April 5, 2008
Daniel Nanninga	200,000	0.85	August 1, 2008
Shane Price	200,000	0.50	April 5, 2008
Andrew Sim	10,000	0.85	October 16, 2008
Darcy Viksush	200,000	0.85	August 1, 2008
Total	910,000

All of the options and warrants were issued pursuant to Regulation S of the Securities Act. The options and warrants are non-transferable and may be exercised upon payment and a notice being sent to Lexington. More information on the option holders is included in the table below.

The following table provides as of December 14, 2006 information regarding the beneficial ownership of our common stock held by each of the selling shareholders (including holders of options and warrants for shares being registered), including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.
Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (2)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
892300 Ltd. (3)	17,000	(4)	17,000	0	0
970921 Alberta Ltd. (5)	40,173	(4)	9,000	31,173	(4)
0770987 B.C. Ltd. (Larry Kristof) (27)	5,400,000 (27)	25%	500,000 (27)	4,900,000	22%
Oxana Avdasseva	20,000 (6)	(4)	20,000	0	0

Alliance World Limited (7)	1,926,470 (7)	9%	1,926,470 (7)	0	0
Jason Abel	10,500	(4)	10,500	0	0
Donald G. Ashley	30,000	(4)	30,000	0	0
Alicia Ballan	4,706	(4)	4,706	0	0
Nima Banihashemi (8)	8,823	(4)	8,823	0	0
Roozbeh Banihashemi (8)	8,289	(4)	8,289	0	0
Tania and Robert Battison	10,000	(4)	10,000	0	0
Dan Bedard	4,000	(4)	4,000	0	0
Albert B. Benson	30,000	(4)	10,000	20,000	(4)
Keith Bentley	30,000	(4)	30,000	0	0
Big Horn Investment Club (9)	16,588	(4)	16,588	0	0
Vance Billey	16,588	(4)	16,588	0	0
Gary Bishop	100,000	(4)	100,000	0	0
Tristan E. Blackwood	12,000	(4)	12,000	0	0
Jordan Bokhorst	3,000	(4)	3,000	0	0
Mike Bonvino	20,882	(4)	5,882	15,000	(4)
Lise Boullard	4,118	(4)	4,118	0	0
Regan Boychuk	22,500 (10)	(4)	15,000 (10)	7,500	(4)
Jim Boyd	25,000	(4)	25,000	0	0
Laurence Brealey	200,000	(4)	150,000	50,000	(4)

Tim Brown	2,000	(4)	2,000	0	0
John D. Carlyle (11)	5,294	(4)	5,294	0	0
Ryan Carlyle (11)	2,632	(4)	2,632	0	0
Helge and Bitten Christensen	10,000	(4)	10,000	0	0
Bree Claude (12)	1,053	(4)	1,053	0	0
Robert Claude (12)	11,765	(4)	11,765	0	0
Shawn Clint	10,000 (13)	(4)	10,000	0	0
Ken Corbett	215,000	1%	115,000	100,000	(4)
Mario Cormier	10,000 (14)	(4)	10,000	0	0
Tony Cornacchia	5,000	(4)	5,000	0	0
Alan Dacyk	7,059	(4)	7,059	0	0
Jacqueline Danforth	3,000	(4)	3,000	0	0
David Price Jr. Investments Ltd. (15)	100,000	(4)	100,000	0	0
Wayne Davidson	12,000	(4)	12,000	0	0
Greg Davis	105,000	(4)	10,000	95,000	(4)
Sacheen Desai	1,176	(4)	1,176	0	0
Dennis Desrosiers	25,000 (48)	(4)	25,000 (48)	0	0
Thelma Diack	5,100	(4)	5,100	0	0
Heath Drake	4,000	(4)	4,000	0	0
Drifter Electrical Services (16)	100,000	(4)	100,000	0	0
Shawn Drummond	4,353	(4)	2,353	2,000	(4)

Joan F. Edgar	5,000	(4)	5,000	0	0
Alan & Carola Ellis	10,000	(4)	10,000	0	0
English Brothers Holdings Ltd. (17)	5,294	(4)	5,294	0	0
Kristina Filipenko (18)	5,800	(4)	5,800	0	0
Victor Filipenko (18)	65,405	(4)	65,405	0	0
Ryan Fodchuk	10,000	(4)	10,000	0	0
Jason Frank	5,294	(4)	5,294	0	0
Brad Fraser	35,000	(4)	25,000	10,000	(4)
Sherry Garrido	1,176	(4)	1,176	0	0
Kim Gilbert	18,000	(4)	6,000	12,000	(4)
Ben Gokiert	19,142	(4)	19,142	0	0
Brian Gonda	10,500	(4)	10,500	0	0
Marcin Goszczynski	15,295	(4)	15,295	0	0
Amar Satnam Grewal	10,000	(4)	10,000	0	0
Greystone Holdings Ltd. (19)	4,650,000	22%	500,000	4,150,000	19%
Stephen Graham	10,000	(4)	10,000	0	0
Penny Green (20)	100,000 (20)	(4)	100,000 (20)	0	0
Blaine Griffin	3,530	(4)	3,530	0	0
John Gust	5,900	(4)	5,900	0	0
James Handel (21)	4,500	(4)	4,500	0	0

Ross Handel (21)	4,000	(4)	4,000	0	0
Derek Hanson	4,000	(4)	4,000	0	0
Victoria Harris	2,353	(4)	2,353	0	0
Greg Harty (22)	11,300	(4)	11,300	0	0
Jeremy Harty (22)	13,000	(4)	13,000	0	0
Cliff Harvey	1,053	(4)	1,053	0	0
Pat Hatchwell	10,000	(4)	10,000	0	0
Sidney M. Henry	30,000	(4)	30,000	0	0
Dale Hoag	2,000	(4)	2,000	0	0
Susan Howg	1,176	(4)	1,176	0	0
Kareem Johnson (23)	1,100	(4)	1,100	0	0
Kenneth Gerry Johnson (23)	1,000	(4)	1,000	0	0
Elston Johnston (24)	625,000	3%	125,000	500,000	2%
Maribel Jordan	20,000 (25)	(4)	20,000	0	0
Bruce Joyal	10,000	(4)	10,000	0	0
Tom Kennedy	155,000	(4)	5,000	150,000	(4)
Terry Lynn Kidd	30,000	(4)	30,000	0	0
Dan Koyich	262,000 (26)	1%	12,000 (26)	250,000	1%
John Krentz	11,765	(4)	11,765	0	0
Jerry Kroll	5,882	(4)	5,882	0	0
Lee Larochelle	10,000	(4)	10,000	0	0

Chuck Lauzon	50,000 (28)	(4)	50,000 (28)	0	0
Anthony Lavigne	2,353	(4)	2,353	0	0
Travis Leaman	2,352	(4)	2,352	0	0
Charlotte Leavitt	100,000	(4)	100,000	0	0
Sheldon Lochhead	11,765	(4)	11,765	0	0
Barry Lyster	3,000	(4)	3,000	0	0
Wayne Major	10,000	(4)	10,000	0	0
Charles Malette	50,000	(4)	50,000	0	0
Sofia T. Massie	12,000	(4)	12,000	0	0
Zachary Masters	4,092	(4)	4,092	0	0
Michael McKinnon	35,000 (29)	(4)	25,000	10,000	(4)
Charles McIver	100,000	(4)	100,000	0	0
Shane McLauren	25,882	(4)	14,117	11,765	(4)
Shawna McLauren	30,000 (30)	(4)	25,000	5,000	(4)
Eugene McRae	6,400	(4)	6,400	0	0
Fadia Nahas (31)	700	(4)	700	0	0
Lydia Nahas (31)	1,000	(4)	1,000	0	0
Daniel E. Nanninga (32)	236,000 (33)	1%	210,000	26,000	(4)
Garry M. Nanninga (32)	5,000	(4)	5,000	0	0
Randy & Noreen Nelson	21,000	(4)	21,000	0	0
Rob Nickle	4,000	(4)	4,000	0	0

Farhang Nikoo	5,882	(4)	5,882	0	0
Gail Nimeck (34)	107,059	(4)	107,059	0	0
Ian Nimeck (35)	32,000	(4)	12,000	20,000	(4)
Scott Noel	17,000	(4)	17,000	0	0
Reidar Odland	14,705	(4)	14,705	0	0
Jessica Pedder	1,000	(4)	1,000	0	0
Harold V. Pedersen	32,000	(4)	12,000	20,000	(4)
Nicole Pharand	107,059	(4)	107,059	0	0
Crystal Phillips	5,882	(4)	5,882	0	0
Kent Pierson	110,000	(4)	10,000	100,000	(4)
Shane Price	200,000 (15)	(4)	200,000	0	0
Mark Procknow (16)	50,000	(4)	50,000	0	0
Troy M. Pugh	527	(4)	527	0	0
Colin Reardon	100,000	(4)	100,000	0	0
Darryl Reinhardt	2,500	(4)	2,500	0	0
Shannon Rempel	1,176	(4)	1,176	0	0
Bruce Richardson	5,882	(4)	5,882	0	0
Judy Riddell	20,706	(4)	6,000	14,706	(4)
Charles D. Roberts	40,000	(4)	10,000	30,000	(4)
Doris Robinson	5,000	(4)	5,000	0	0
Rolles Welding, Ltd. (36)	5,000	(4)	5,000	0	0

Chris Romans	10,000	(4)	10,000	0	0
Jennifer Rommens (37)	1,000	(4)	1,000	0	0
Michael Rommens (37)	5,000	(4)	5,000	0	0
William Rosebush	12,000	(4)	12,000	0	0
Martin Rourke	20,000	(4)	20,000	0	0
Brent Rowland	1,176	(4)	1,176	0	0
Hardip Sangha	31,765	(4)	11,765	20,000	(4)
Sarah Satow	114,118	(4)	94,118	20,000	(4)
Benoit Savard (38)	6,470	(4)	6,470	0	0
Mireille Savard (38)	6,912	(4)	6,912	0	0
Tom Sawyer	52,500	(4)	25,000	27,500	(4)
Donald H.A Schlegel	10,000	(4)	10,000	0	0
Kathy Secord	4,706	(4)	4,706	0	0
Ryan Shantz	15,882	(4)	15,882	0	0
Don Shaw (39)	50,000	(4)	50,000	0	0
Lorna Shaw (39)	25,000	(4)	25,000	0	0
Mark Schulte	10,000	(4)	10,000	0	0
Major S. Sidhu	11,765	(4)	11,765	0	0
Alicia Sikkes	5,177	(4)	5,177	0	0
Andrew Sim (40)	10,000 (41)	(4)	10,000	0	0
Robert Sim (40)	10,000	(4)	10,000	0	0

Harjinder Singh	10,000	(4)	10,000	0	0
Michael Solberg	823	(4)	823	0	0
Denny Stich	5,000	(4)	5,000	0	0
Doug Sutley	5,000	(4)	5,000	0	0
Clint Tancowny	16,850	(4)	16,850	0	0
Lee Tammy Taylor (42)	5,320	(4)	5,320	0	0
Barbara Taylor (42)	14,000	(4)	4,000	10,000	(4)
Chad Thompson	1,176	(4)	1,176	0	0
Graham Thomas	23,000	(4)	23,000	0	0
Melinda Thorburn	45,000	(4)	25,000	20,000	(4)
Tracey Tirpak	5,263	(4)	5,263	0	0
Marshal Toner	53,190	(4)	53,190	0	0
Kyle Thacker	1,000	(4)	1,000	0	0
Kim Tran	33,530	(4)	23,530	10,000	(4)
Anneke M. Vanstolk (43)	588	(4)	588	0	0
Fekaaia Vanstolk (43)	17,647	(4)	17,647	0	0
Robin Lukas Vanstolk (43)	1,529	(4)	1,529	0	0
Alycia Veniot	1,765	(4)	1,765	0	0
Jeremy Veszi	30,000	(4)	30,000	0	0
D’arcy Viksush (44)	220,000 (44)	1.02%	200,000	20,000	(4)
Gordon C. Wallace	55,000	(4)	10,000	45,000	(4)

Lynette Wallach	10,000	(4)	10,000	0	0
Carol Walters (45)	10,000	(4)	10,000	0	0
Gary Walters (45)	30,000	(4)	10,000	20,000	(4)
Christopher Warren	31,764	(4)	11,764	20,000	(4)
Daman Werrun	4,088	(4)	4,088	0	0
Alison White	10,000	(4)	10,000	0	0
Don Whitney	1,177	(4)	1,177	0	0
Tyler Wilkinson	1,176	(4)	1,176	0	0
Chris Williams (46)	13,500	(4)	13,500	0	0
Jamie Williams (46)	11,765	(4)	11,765	0	0
Bruce Wittal	13,200	(4)	13,200	0	0
Dave Woodcock (47)	10,800	(4)	10,800	0	0
Stephen Woodcock (47)	10,800	(4)	10,800	0	0
Phoebe-Anne Worby	300	(4)	300	0	0
Jennifer Zobell	3,530	(4)	3,530	0	0
Total	17,197,288		6,753,064

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Percentages calculated are based on the total outstanding shares of 21,340,732 as at December 14, 2006.

(3)	Pete Beck has voting and investment control over securities held by 892300 Ltd.

(4)	Less than 1%

(5)	Marvin Boychuk has voting and investment control over securities held by 970921 Alberta Ltd.

(6)	Includes options to purchase 20,000 shares at $0.50 per share until April 5, 2008.

(7)

Cathy Chu has voting and investment control over securities held by Alliance World Limited. The shares held by Alliance World Limited include 1,426,470 common shares and warrants to purchase 500,000 shares at a price of $0.85 until November 1, 2008.

(8)	Nima Banihashemi and Roozbeh Banihashemi are husband and wife.

(9)	Vance Billey has voting and investment control over securities held by Big Horn Investment Club.

(10)	Include 7,500 common shares and options to purchase 15,000 common shares at $0.85 per share until October 13, 2008.

(11)	John D. Carlyle is the father of Ryan Carlyle.

(12)	Bree Claude is a niece of Robert Claude.

(13)	These are options to purchase 10,000 common shares at $0.85 per share until November 15, 2008.

(14)	These are options to purchase 10,000 common shares at $0.85 per share until October 3, 2008.

(15)	David Price has voting and investment control over securities held by David Price Jr. Investments Ltd. David Price and Shane Price are no related.

(16)	Clarence Procknow, father of Mark Procknow, has voting and investment control over securities held by Drifter Electrical Services.

(17)	Steven English has voting and investment control over securities held by English Brothers Holdings Ltd.

(18)	Kristina Filipenko is a daughter of Victor Filipenko.

(19)

Brent Nimeck, a director of Lexington, has voting and investment control over securities held by Greystone Holdings Ltd. In addition, Brent Nimeck has, in his own name, 300,000 common shares and options to purchase 650,000 common shares. None of these options are being registered under this Registration Statement.

(20)	Penny Green is the legal counsel of Lexington and holds options to purchase 100,000 common shares at $0.50 per share until May 17, 2008.

(21)	Ross Handel is the father of James Handel.

(22)	Greg Harty is the father of Jeremy Harty.

(23)	There is no relationship between Kareen Johnson and Kenneth Gerry Johnson.

(24)

Includes options to purchase 150,000 common shares at a price of $0.20 until December 30, 2007, options to purchase 150,000 common shares at a price of $0.50 until April 5, 2008 and 250,000 common shares.

(25)	These are options to purchase 20,000 common shares at $0.50 until May 17, 2008.

(26)	Includes options to purchase 150,000 common shares at a price of $0.50 until March 13, 2008 and 112,000 common shares.

(27)	Larry Kristof is a director, CEO, and CFO of Lexington. His ownership includes:

a.	4,750,000 owned by 0770987 B.C. Ltd., a company over which Mr. Kristof has voting and investment control (although he denies beneficial ownership);
b.	196,257 shares in the name of 8994550 LLC, a company controlled by Mr. Kristof;
c.

options to purchase 250,000 common shares at a price of $0.10 until October 1, 2007, 150,000 common shares at a price of $0.50 until April 5, 2008 and 250,000 common shares at a price of $0.50 until May 17, 2008.

(28)	These are options to purchase 50,000 common shares at $0.85 until October 13, 2008.

(29)	Include 10,000 common shares and options to purchase 25,000 common shares at $0.50 until April 5, 2008.

(30)	Include 5,000 common shares and options to purchase 25,000 common share at $0.50 until April 5, 2008.

(31)	Fadia Nahas and Lydia Nahas are sisters.

(32)	Daniel E. and Garry M. Nanninga are brothers. Daniel Nanninga is the VP of Operations of LexCore, our wholly owned subsidiary.

(33)	Include 10,000 common shares and options to purchase 200,000 common shares at $0.85 until August 1, 2008.

(34)	Gail Nimeck is the aunt of Brent Nimech, a director of Lexington.

(35)	Ian Nimeck is the brother of Brent Nimeck, a director of Lexington.

(36)	Harold Rolles has voting and investment control over securities held by Rolles Welding, Ltd.

(37)	Michael Rommens and Jennifer Rommens are husband and wife.

(38)	Benoit Savard and Mireille Savard are husband and wife.

(39)	Don Shaw is a son of Lorna Shaw.

(40)	Andrew Sim and Robert Sim are brothers.

(41)	Include options to purchase 10,000 common shares at 0.85 until November 15, 2008.

(42)	Lee Tammy Taylor and Barbara Taylor are not related.

(43)	Anneke M. Vanstolk, Fekaaia Vanstolk, and Robin Lukas Vanstolk are sister and brother.

(44)

D'arcy Viksush is VP of Integrated Services of LexCore, our subsidiary. Mr. Viksush' shareholdings include 20,000 common shares and options to purchase 200,000 common shares at $0.85 per share until August 1, 2008.

(45)	Gary Walters and Carol Walters are husband and wife.

(46)	Chris Williams and Jamie Williams are not related.

(47)	Dave Woodcock and Stephen Woodcock are husband and wife.

(48)	Includes options to purchase 25,000 shares at $0.85 each until November 15, 2008.

The percentages are based on the 21,340,732 shares of common stock outstanding on December 14, 2006 and shares that the selling stockholders can sell or exercise upon warrants and options within 60 days.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Lexington or any of its properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Lexington’s Board of Directors has fixed the number of directors at two.

Our current directors and officers are as follows:

Name	Age	Position
Larry Kristof	35	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer
Brent Nimeck	28	Director, Senior Vice President of Operations
Doug Chernesky	47	LexCore Services, Operations Manager

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Lexington's affairs.

Larry Kristof, President and CEO, CFO, Secretary, Treasurer, Principal Accounting Officer

Larry Kristof has acted as our President and Chief Executive Officer since October 1, 2005, and on March 31, 2006 was appointed as our Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer. From 2003 to 2005, Mr. Kristof co-founded Lexington Communications Ltd., a company in the business of providing investor and corporate communications expertise to public companies. From 1998 to 2001 Larry Kristof was the founder and President of Westec Venture Group Inc., a company which provided business development and venture capital services. Mr. Kristof did not participate in any business activities in 2002. In early 2003, Mr. Kristof worked as Corporate Communications Manager for Trivello Ventures Inc. (TRV.V), a company engaged in the extraction development of energy from resource exploration.

Brent Nimeck, Senior Vice President of Operations

Brent Nimeck was appointed as our Senior Vice President of Operations on October 20, 2005. From 2002 to the present, Mr. Nimeck has been the general manager of Southern Well Testing Ltd., a company whose main focus is production testing of oil and gas wells. Southern Well Testing also designs and fabricates oil well testing packages. Mr. Nimeck has been personally involved in every aspect of building all six of the mobile oil well testing units currently owned by Southern Well Testing, from negotiating with suppliers to physically assembling the equipment. From 1997 to 2002, Mr. Nimeck worked as a supervisor and equipment operator with Schlumberger International, a supplier of services and technology to the international petroleum industry, and was responsible for crew supervision offshore and on land.

Doug Chernesky, Operations Manager for LexCore Services Inc.

Doug Chernesky has 30 years of experience in reverse circulation drilling and coring operations. From 1980 to 2006 he worked at SDS (Boart Longyear) Drilling, initially as a driller and later as a project manager. During his 26 years at SDS Boart Longyear he spent 20 years overseas working around the world, including in Chile, Kazakhstan, and all over Africa. He has worked on projects involving drilling for copper, diamonds, gold, tar sands, oil and gas and water. He has managed drilling projects with budgets from $100,000 to $12,000,000, and as big as 11 drilling rigs and 230 staff members. His technical experience includes working as a driller in seismic drilling and baker drilling. His project management experience includes reverse circulation air drilling, flooded reverse circulation, coring, downhole directional drilling, casing advancement water wells, all types of core sampling and running of downhole drilling tolls both air and fluid. While at SDS Boart Longyear, Mr. Chernesky was involved in the design and construction of more than 15 rigs. On the projects he managed, he oversaw and was personally involved in hiring all staff, procurement of equipment, repairs and maintenance of equipment and customer service. He was also responsible for overseeing safety concerns on all of the projects he managed. On May 17, 2006, Mr. Chernesky left SDS Boart Longyear after 26 years, and immediately joined LexCore as our VP, Operations.

Other than as described above, none of our directors currently serve on the boards of other public companies.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Lexington and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of December 14, 2006, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of December 14, 2006, there were 21,340,732 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of	Name and Address of	Nature of	Percent of
Class	Beneficial Owner	Beneficial	Class
		Ownership	(%)

Common	Larry Kristof (1)	5,400,000	25%
	Suite 1209 – 207 West Hastings St.	(2)
	Vancouver, BC V6B 1H7

Common	Brent Nimeck (3)	5,600,000	25%
	Suite 1209 – 207 West Hastings St.	(4)
	Vancouver, BC V6B 1H7

Common	Doug Chernesky (5)	200,000	1%
	22 – 10030 Oakmoor Way, SW Calgary, Alberta T2V 4S8	(6)
	All Officers and Directors as a Group	11,200,000	49%

(1)	Larry Kristof is a director, President, CEO and CFO of Lexington.

(2)	Includes:

	a.	4,750,000 owned by 0770987 B.C. Ltd., a company over which Mr. Kristof has voting and investment control (although he denies beneficial ownership);
	b.	196,257 shares in the name of 8994550 LLC, a company controlled by Mr. Kristof;
c.

options to purchase 250,000 common shares at a price of $0.10 until October 1, 2007, 150,000 common shares at a price of $0.50 until April 5, 2008 and 250,000 common shares at a price of $0.50 until May 17, 2008.

(3)	Brent Nimeck is a director and Senior VP, Operations of Lexington.

(4)

Includes 300,000 common shares in Mr. Nimeck's name, 250,000 options to purchase shares at $0.10 until October 20, 2007, 150,000 options to purchase shares at $0.50 until April 5, 2008, 250,000 options to purchase shares at $0.50 until May 17, 2008, and 4,650,000 common shares held by Greystone Holdings Ltd., a company controlled by Brent Nimeck.

(5)	Doug Chernesky is the VP, Operations for our subsidiary, LexCore Services Inc.

(6)	Consists of options to purchase 200,000 shares of our common stock at $0.85 per share until May 17, 2008.

Changes In Control

There are currently no arrangements which would result in a change in control of Lexington.

Description of Securities

Common Stock

As of December 14, 2006, we have 21,340,732 shares of our common stock outstanding and we have outstanding obligations to issue up to 3,320,000 common shares pursuant to options we have granted at exercise prices ranging from $0.10 to $0.85 and with expiry dates ranging from October 1, 2007 to November 15, 2008. We have outstanding obligations to issue up to 500,000 common shares pursuant to warrants we have issued at an exercise price of $0.85 until November 15, 2008. Other than the options and warrants, we have no other outstanding convertible securities.

Our authorized capital stock consists of 100,000,000 common shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon liquidation or dissolution of Lexington, whether voluntary or involuntary, to share equally in the assets of Lexington available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

Nevada Agency and Trust Company has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

On September 22, 2006 we registered on Form SB-2 4,963,626 shares to be sold by selling shareholders. We also registered 4,000,000 shares to be sold by our directors, but only 250,000 shares were sold and the balance were removed from registration. On the September 22, 2006 Form SB-2 we also registered a direct offering for 5,000,000 shares. We sold 1,790,182 shares pursuant to this direct offering and removed the balance of the shares from registration.

The 6,753,064 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 1,000,000 shares are being registered by our "affiliates" (officers, directors or 10% shareholders currently or during the past 90 days); 500,000 shares owned by 0770987 B.C. Ltd., a company controlled by Larry Kristof, our President and CEO; and, 500,000 shares held by Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director and Senior VP, Operations, are being registered hereunder. Of the 5,003,743 shares of our issued common stock that have not been registered in this Prospectus or in our SB-2 on September 22, 2006:

  300,000 shares have been held by Brent Nimeck, our director, for less than a year;

  4,150,000 shares have been held by Greystone Holdings Ltd., a company controlled by Brent Nimeck, our director and Senior VP, for less than a year;

  250,000 shares have been held by Tannisah Kruse, our previous director and CFO, for more than a year;

  4,250,000 shares have been held by 0770987 B.C. Ltd., a company controlled by Larry Kristof, our director, President, CEO and CFO, for more than a year; and

  All other shares have been held for less than a year.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us.

Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, since both Greystone Holdings Ltd. and Larry Kristof are affiliates, any shares they own which are not being registered pursuant to this or another Registration Statement are restricted and their sale will be subject to the limitations of the three-month period imposed by Rule 144.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC/Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 5,003,743 outstanding restricted securities held by our directors and previous director that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The 2,560,000 common shares upon the exercise of options that are not being registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Accountants

Our Audited Financial Statements as of November 30, 2005 have been included in this Prospectus in reliance upon Amisano Hanson, Chartered Accountants, as experts in accounting and auditing.

Legal Matters

Our legal counsel, Penny Green, of Bacchus Law Group, will give an opinion on the validity of the securities being registered. On May 17, 2006 we granted Penny Green an option for a term of two years to purchase 100,000 shares at a price of $0.50 per share, and we are registering the shares underlying these options in this Prospectus.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Description of Business

Lexington Energy Services Inc. was incorporated as a Nevada company on March 30, 2005. We have one wholly-owned subsidiary, LexCore Services Inc., incorporated as a Nevada company on April 28, 2006.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated deficit. As of August 31, 2006, we had net losses since inception in the amount of $(923,793).

We are an oil field service company providing manufacture and leasing of custom oilfield service equipment to oil and gas and other oil field service companies in Western Canada. We design and build a range of products for use in oil and gas fields.

Our Products and Services

Nitrogen Generation Unit

We have designed a nitrogen generation unit and we have paid most of the purchase price of our first unit. Once we have completed the purchase of the unit, which we expect will be in December, 2006, we plan to lease the unit to oil companies (in January 2007). Nitrogen generation is a process which extracts the nitrogen content from atmospheric air and purifies it from its original content of 79% up to a purity of 99.5% . The oil industry uses nitrogen in various applications. Nitrogen is an inert gas which does not allow corrosion and displaces oxygen from wells and other hydrocarbon based environments. Removing the oxygen from these environments and wells eliminates the risk of causing a fire in a well or causing a surface explosion. In the case of “sour wells” which contain Hydrogen sulfide gas, nitrogen is used to displace oxygen. Removing oxygen from sour wells prevents corrosion of the well bore and downhole equipment. Without nitrogen, sour wells can rapidly eat through steel in a couple of days, which can result in a major loss of assets to an oil company.

In Western Canada drilling operations, nitrogen is often used daily and is in short supply. Most nitrogen generation plants are located over 500 kilometers from the markets where they are sold. The gas is compressed, liquefied and stored under pressure so it can be transported to location and converted from a liquid back to a gas and then sold to the customer. The remote location and vast distance between point of manufacture and point of sale poses a serious logistical problem to many oil companies. The liquid nitrogen systems require trucking of thousands of gallons of product from the point of production to a transfer station and then a field pumping unit. The liquid is handled three times and thousands of kilometers are driven to get the product to location.

Our planned nitrogen generation system generates a continuous supply of nitrogen without any of the additional costs associated with liquid systems. Our system draws in a large volume of air at low pressures, super heats the air to remove any contaminates such as oil, moisture and dirt. From there the air is forced under pressure into a nitrogen membrane module. There modules contain thousands of hair like fibers which only allow nitrogen molecules to pass through. As the nitrogen is allowed to pass into the membrane, the waste gas oxygen is dumped from the system back into the atmosphere. We believe this system of nitrogen production will allow us to produce a constant uninterrupted supply of nitrogen at the point of sale with low operating costs and no costs or hazards associated with liquid units.

System Flow Diagram

The diagram below demonstrates the process of how oxygen is used to create nitrogen in the nitrogen generation unit we have ordered. We do not own this technology. We expect to have this unit available for lease by January 2007.

Drawing of Nitrogen Generation Unit

A picture showing the key elements of the nitrogen generation unit from two angles is presented below.

Lexington Energy Services Nitrogen Generator

Booster Compressor
to deliver nitrogen
Cummins Diesel Generator
MEDAL 8"
membrane
modules
Operator/Control Cabin
Possible layout:
Two rooms at 48" x 96"
Operator area with desk
Rest/Storage
Two 2-Stage Screw
Compressors for the
feed air

Our nitrogen generation unit differs in several ways from the closest comparably designed systems on the market. Our system is capable of producing 99.5% nitrogen. The only company we are aware of that provides mobile nitrogen generation services is Canadian Nitrogen Services Inc. According to their website, Canadian Nitrogen Services provide mobile nitrogen generation units which produce 95% nitrogen. This difference is significant as the purer the nitrogen that is being used at an oil and gas site, the lower the risk of explosion and corrosion. The other major difference is the diesel electric system that will power our unit. We will be able to use a single diesel burning generator to provide electrical power to our system. This will allow us to use electric motors on our compressors instead of coupling diesel engines directly to our compressors. This design will allow us to have less moving parts on the system as compared to traditional systems of our competitors. Our management believes that the reduction in moving parts will make our system more efficient and more reliable.

Our nitrogen generation system will require two people to operate and will have a ten hour supply of fuel on board which is complemented with an auxiliary supply truck. Also, it will be a diesel electric system which will give it the flexibility to operate off of an auxiliary power supply, thus eliminating any cost of generating the nitrogen except for labour costs. The nitrogen generation unit will be mobile (mounted on a 50 foot trailer) and will have an operator/control air-conditioned cabin with one room with a desk and one room for resting and storage.

Mobile Well Production Testing Units

Oil and gas wells need to be tested for various lengths of time depending on the well performance and repair times. This is done so that the oil companies can estimate reservoir capabilities and size. Typically, the oil and well testing procedure is cumbersome and difficult because of the size and volume of the equipment required, which must be moved by large trucks into locations. We have designed and we intend to build two mobile well testing units (p-tanks) which will be able to perform these tests.

Our mobile production testing units consist of all the equipment necessary to test a well attached to a tractor, along with a mini mobile office with satellite internet access in our proprietary packaging which allows us to eliminate the need for third party trucking in the testing of oil and gas wells. As of December 19, 2006 we have built and sold two mobile production testing units. We plan to build more on order from customers. We currently do not have any orders to build any units.

The production testing package is comprised of three major components, the pressure testing vessel (p-tank), flare stack and dog house. When assembled on a well site location the components allow a testing company to “test the productivity of the well” for the oil companies.

A picture of the complete production testing package is presented below.

Pressure Vessel (p-tank)

The first component of the system is a pressure vessel which we refer to as a p-tank. This p-tank is permanently mounted on a heavy duty trailer. In addition to the trailer and tank the p-tank has a small building on it which houses the well testing equipment.

A picture of a p-tank is presented below.

Flare Stack

The next component of our production testing package is the flare stack. This is an off the shelf component from a company called TCB Welding and Construction in Brooks. This unit is tied directly into the p-tank with metal flow line. This line carries the gas to the flare stack which is carried up the stack approx 40 feet and then it is burned off to eliminate dangerous emissions.

A picture of a flare stack in transport mode is presented below.

A picture of a flare stack that has been set up and is working on an oil well site is presented below.

Dog House

The last component of our mobile well production testing unit is the “Dog House”, which is oil field terminology for a mobile or well site office space. This “Dog House“ is permanently mounted onto the back of a tandem axle semi tractor. This combination of tractor and dog house is used to pull the p-tank trailer package to different well sites. Inside the dog house is the computer equipment required to collect and analyze the well data for the clients.

A picture of the dog house (truck) is presented below.

We have designed our p-tanks to complete pressure testing, and to collect reservoir fluid samples. Pressure-testing means to demonstrate the pressure integrity of a system without actuating its components. It is essentially a test of the well’s producing potential usually done during the initial completion phase. The purpose of pressure testing is to determine the effects of different flow rates on the pressure within the producing zone of the well to establish physical characteristics of the reservoir and to determine the maximum potential rate of flow.

A reservoir is a subsurface, porous, permeable or naturally fractured rock body in which oil or gas are stored. An oil reservoir generally contains three fluids—gas, oil, and water—with oil the dominant product. In the typical oil reservoir, these fluids become vertically segregated because of their different densities. Gas, the lightest, occupies the upper part of the reservoir rocks; water, the lower part; and oil, the intermediate section. In addition to its occurrence as a cap or in solution, gas may accumulate independently of the oil; if so, the reservoir is called a gas reservoir.

The primary function of a well production testing unit is to collect multiple reservoir fluid samples to evaluate potentially productive reservoir units. The determination of accurate produced fluid behavior and composition is fundamental in determining production quality and quantity of the reservoir.

We previously entered into two agreements to lease out our p-tanks. However, once we completed ordering all of the parts and assembling the p-tanks, our management determined that it would be more beneficial for us to sell the units and terminate the lease agreements. The lease agreements were terminated by the consent of all parties to the agreements.

We are currently seeking new customers to order p-tank units from us. We do not plan to begin construction on any further p-tanks until we have an order from a customer.

Coring Units

On April 28, 2006, we incorporated a wholly-owned subsidiary, LexCore Services Inc., as a Nevada company, through which we operate our activities relating to leasing coring units. Through LexCore we provide to oil and gas companies drilling services, including equipment rental and provision of personnel to operate the equipment. The equipment we have designed and are building will be suitable for use in a variety of drilling operations, including coring, geothermal, coal methane beds and shallow natural gas. We have hired a VP, Operations, a VP of Integrated Services and an operations manager to run our coring division through LexCore Services Inc.

On July 28, 2006, LexCore Services entered into an agreement with Laricina Energy Ltd., a Calgary, Alberta based oil and gas producing company, to move forward with negotiations for LexCore to lease two coring/drilling rigs to Laricina Energy for a coring project during late 2006 and early 2007, subject to negotiations and contract acceptance. On September 13, 2006 Lexington’s wholly owned subsidiary, LexCore, submitted a bid to Laricina Energy Inc., for the Laricina 2006 Winter Drill Program (“Laricina Bid”) which was accepted on September 22, 2006. The Laricina Bid consists of an exploration drill program at Wabiskaw, Wandering River and Fort McMurray in Alberta, Canada. Under the terms of the Laricina agreement, LexCore will charge by the meter drilled.

In addition, LexCore will charge by the hour for all day work which shall include movement from area to area, and hole to hole, 3rd party cementing, logging, towing and waiting on cement, loggers, and instructions and waiting on Operator supplied services.

As part of the bid, LexCore has agreed to supply the drill rig, wireline core system, core unit (staff facilities), drill pipe system unit, mud tank, genset for rig operations, and the crew. Laricina will supply at no expense to LexCore mud and drill additives, surface casing, all fuel, water source and disposal sumps, water and vac truck services, waste disposal on site, logging services, towing services, all site preparation and permits, site clean up and cuttings removal, accommodation and food for all crew, and ambulance on site requirements.

We are in the final stages of testing our coring units for the Laricina drill program. We anticipate we will send our fully equipped and manned rigs out to location by the end of December 2006.

The Coring Units

We have plans to build four more coring units in the next 12 months. We have not yet ordered any parts, but anticipate that we will do in the spring of 2007. Each coring unit (including the two which we have completed and are in final testing) consists of four trucks, as follows:

  Drilling Rig Unit. This is the largest truck in the coring unit and is used to raise, lower and rotate the drill pipe in and out of the hole. It consists of a mud pump for circulating of drilling fluids. It is capable of handling all downhole drilling and coring tools, and is capable of drilling range 2 drill pipe and completions of wells with range 3 casing.
  A picture of a drilling rig is presented below.

  Pipe Handling System. This truck is fully automated and used to feed drill pipe to the drilling rig. Our pipe handling system is designed to carry up to 700 m of drill pipe.

  Core Van. This vehicle's purpose is primarily to pre-evaluate cored material and to prepare the material for transport to laboratories. Attached to the vehicle is a power generator, washroom and staff change room. Also attached is an automated blow out prevention system to handle a gas kick which can occur when drilling or coring into any hydro-carbon formation and can be easily controlled with a blow out prevention system.

  Boiler Unit Mud System. The boiler truck is used to carry the boiler unit which produces steam for heat in winter drilling. It has a self contained generator. It will pull the drilling fluids tank which is used to recirculate drilling fluid. Drilling fluid is piped down the hole while the drill pipe is being drilled into the ground.

Coring

Oil and gas companies evaluate tar sands and coal bed methane gas by drilling evaluation holes in the earth and removing core samples. Coring involves the cutting of a vertical, cylindrical sample out of the earth of the formations encountered as a well is drilled, to allow geological analysis of the formation. The geological analysis of a core sample may determine porosity, permeability, physical characteristics, fluid content, geological age, and probable productivity of the formation.

Our coring unit system is unique because of its drilling capacities. We designed our unit with our supplier and inputs of a potential customer. Coring rigs are traditionally big and cumbersome with excessive weight. Our system is unique in that we are converting a water well drilling rig into an oil and gas coring rig. Essentially, we have modified a smaller, lighter rig to handle the same capacity work load as a traditional oil and gas rig. Due to the fact that this modification has been done through our supplier, we cannot apply for patent protection. We believe these lighter units will allow us to drill faster than a conventional drilling rig. Another advantage of our system is that it uses a wireline coring method.

Wireline coring method

The coring units which we are currently building have been designed by us to use a wireline coring method. We intend to lease these units, and provide personnel to operate the units for core sampling services. Using a wireline core involves putting a drill pipe into the ground and pulling the earth core samples out of the centre without moving the drill pipe. Our coring units each have a 30 ft drill pipe which can retrieve a 3 inch wide core up to 700 m deep into the earth.

We believe wireline coring is faster and more efficient than the conventional coring method which involves having coring tools at the bottom of the drill pipe, and inserting the drill pipe into the ground, and then retrieving only 9 m of core at a time. The disadvantage to this method is that the drill operator must pull all the drill pipe out of the hole every 3 m. When using a wireline core, the drill operator can leave the drill pipe in the ground, and pull the core sample out from the inside of the drill pipe with the wireline. Our management estimates that about 50% of coring in oil sands in Alberta is done using the wireline coring method.

A conventional coring unit would usually require six or seven trucks (two or three more trucks than our wireline coring unit) since the conventional method requires more equipment. Because more trucks are needed, either more personnel are required, or several trips have to be made by some drivers. Also, with conventional coring the trucks are typically larger, and require bigger roads to be built to allow them access into remote areas. In Alberta, most core samples need to be transported to Calgary for evaluation. Coring in oil fields usually requires travel into remote areas, often areas so remote that roads need to be built to allow the coring unit to get there. Once there, a coring unit must usually travel anywhere from 300 m to 2 km to obtain each core sample. We believe that our wireline coring unit (consisting of only four trucks) will be attractive to oil companies because our units are smaller and require less fuel, less manpower and smaller roads than conventional coring units.

Another distinct benefit to wireline coring is that with the smaller unit, there is a smaller environmental footprint. Oil companies are required to pay stumpage fees related to the number of trees that are cut down in oil exploration and production. Also, there are regulations on how many trees may be cut down in each area. For the wireline coring unit, the work area needed is about half the size of conventional coring units. The work area is usually created by cutting down trees to make a clearing. The smaller size of our wireline coring units will allow oil companies that use our equipment to construct smaller areas to set up the coring unit for sampling.

Growth

We expect our business strategy will continue to include growth through selective acquisitions. Our continued rate of growth will depend on our ability to identify attractive acquisition opportunities and to acquire identified targets at commercially reasonable prices. We plan to integrate future acquisitions into our existing operations. We have extra space in our facility in which we can house the development of new products or businesses that we acquire.

The Oil and Gas Services Industry

We intend to provide products and services to onshore oil and natural gas exploration and production companies and other oil service companies in Western Canada for use in the drilling and production of oil and natural gas. The main factor influencing demand for well services in our industry is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and depletion rates. Current market indicators suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. For example, in its International Energy Outlook 2006, the Energy Information Agency of the U.S. Department of Energy (the EIA) forecasts that North American gas consumption is projected to increase an average annual rate of 1.1 percent between 2003 and 2030. According to the same report, Canada is currently the source of almost 90% of net natural gas imports to the U.S., although that percentage is expected to drop significantly over the next 25 years.

Our Distribution Method

Our plan is to require our customers to pick up any equipment they lease from us from our facility we intend to build in Brooks, Alberta. We chose the location of Brooks, Alberta because we believe it is well situated in a region with substantial oil and gas exploration and production activity.

New Products and Services

All of our products and services, once available, will be new, as we have only recently begun operations. We intend to actively seek new products and services currently offered by other companies and attempt to acquire them by payment of cash or shares or by purchasing a company.

Competition

Our competition includes small and mid-size independent contractors as well as major oilfield services companies with international operations. We compete with over 100 testing companies that provide services to oil and gas companies in Western Canada. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, efficiency and availability of equipment and technical proficiency.

We differentiate ourselves from our major competition by our unique equipment. Much of our proposed equipment, including some of our mobile well testing equipment and our nitrogen generation units have been designed by our management, or designed by our suppliers on the instructions of our management. We have not created any new technology in designing our proposed equipment, but rather, we have combined existing equipment and technologies to produce better overall results such as higher purities and pressures. We use some off-the-rack products so we can easily get replacement parts. Our management does not believe that we would be able to obtain patents for any of the systems or processes that we have designed.

Our target market is independent oil and gas companies. Based on the experience of our directors, these independents typically are relationship driven and make decisions at the local level. We believe this business model will enable us to grow our business. However, we are a minor participant in the industry and compete in the oil and natural gas industry with many other companies having far greater financial, technical and other resources.

Marketing

We are a new company and we have little market presence at this time. So far, we have no any customers. One of our subsidiaries, Lexcore, only has a service agreement with Laricina. We intend to supplement this with attendance at several oil and gas trade shows in North America each year and with advertisements in magazines. We are in the process of building a website to feature our intended products and services.

Research and Development

Since our inception, we have not spent any money on research or development.

Intellectual Property

We have not filed for any protection of our trademarks. We do not believe we could obtain a patent on the assembly design for any of our equipment.

Legislation and Government Regulation

Canada has regulatory provisions relating to permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters. The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that periodically assign allowable rates of production. The Province of Alberta and Government of Canada also monitor and regulate the volume of natural gas that may be removed from the province and the conditions of removal.

The right to explore for and develop oil and natural gas on lands in Alberta, Saskatchewan and British Columbia is controlled by the governments of each of those provinces.

Changes in royalties and other terms of provincial leases, permits and reservations may have a substantial effect on the operations of our customers, which in turn could effect the demand for our products and services and have a substantial effect on our operations. In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls. Furthermore, operations may also be affected by United States import fees and restrictions.

We are also subject to safety policies of the Alberta Workers Compensation Board that regulates the protection of the health and safety of workers.

Environmental Law Compliance

As our business plan involves offering equipment for lease to oil and gas companies, we do not expect that we will be governed by the comprehensive federal, provincial and local laws that regulate the discharge of materials into the environment or otherwise relate to health and safety or the protection of the environment. Our well testing equipment has been developed to assist oil and gas companies in Western Canada to comply with "Guide 40: Pressure and Deliverability Testing - Oil and Gas Wells" as developed by the Alberta Energy and Utilities Board. Guide 40 provides the requirements and recommended practices for pressure and deliverability testing of oil and gas wells. We need to ensure that the equipment which we create assists our clients in meeting these regulations. The Alberta Energy and Utilities Board is an independent, quasi-judicial agency of the Government of Alberta which regulates the safe, responsible, and efficient development of Alberta's energy resources.

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

As of December 14, 2006, we have six full time employees, two administration assistants in our Vancouver office, a controller, a media analyst and Larry Kristof, our CEO and President and Brent Nimeck, our VP, Operations. Our wholly owned subsidiary LexCore Services Inc. has approximately 25 employees providing services in the areas of management, middle management and skilled labour. On March 28, 2006 our Chief Financial Officer resigned. We intend to hire a new Chief Financial Officer but we have not yet identified a suitable candidate. Our President and CEO, Larry Kristof is our current Chief Financial Officer and he will continue in this position until a new person is found. We currently engage independent contractors in the areas of accounting, bookkeeping and legal services. We also expect to hire a customer service representative and a facility manager for Brooks, Alberta once our facility is built.

Management's Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We do not anticipate that we will generate significant revenues until we have built or otherwise acquired well service equipment, which we will only be able to do if we raise enough money from our equity or debt financing. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our marketing plan. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, investor sentiment, and as noted above, the potential approval of our senior equity securities. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

We anticipate that the demand for our services will be primarily determined by current and anticipated oil and gas prices and the related general production spending and level of drilling activity in Western Canada, where we intend to focus our operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may affect the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of our well service equipment.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Results of Operations

Results of Operations for the Three Months and Nine Months ended August 31, 2006 and for the Period from March 30, 2005 (Date of Inception) to August 31, 2006

Since our inception on March 30, 2005 to August 31, 2006, we did not generate any revenues, although we received interest income of $5,123 for the nine months ended August 31, 2006. For the nine months ended August 31, 2006 we incurred a net loss of $846,679, compared to a net loss of $510,355 for the three months ended August 31, 2006. From March 30, 2005 (date of inception) to August 31, 2006, we incurred a net loss of $923,793. Our net loss per share was $0.03 for the three months ended August 31, 2006 and $0.06 for the nine months ended August 31, 2006.

Our total expenses were $513,065 for the three months ended August 31, 2006, including $66,769 in professional fees, $87,667 in management fees, $10,500 in consulting fees, and $348,129 in general and administrative fees. Our expenses for the nine months ended August 31, 2006 were $851,802. Our expenses since March 30, 2005 (date of inception) to August 31, 2006 were $928,916.

Our general and administrative expenses included office rent, office supplies, communication expenses (cellular, internet, fax, telephone), travel and entertainment, courier and postage costs, salaries for our officers and for our administrative assistant. From March 30, 2005 (date of inception) to August 31, 2006, our general and administrative fees were $538,664. Our expenses for the three months ended August 31, 2006 were $348,129. Our expenses for the nine months ended August 31, 2006 were $525,260.

Our professional fees of $66,769 for the three months and $139,697 for the nine months ended August 31, 2006 consisted primarily of legal, accounting and auditing fees. From March 30, 2005 (date of inception) to August 31, 2006, our legal and accounting costs totaled $176,633.

Our management fees of $87,667 for the three months and $148,574 for the nine months ended August 31, 2006 consisted mainly of amounts paid to the former CFO, and fees paid to our current officers. From March 30, 2005 (date of inception) to August 31, 2006, our management expenses were $175,348.

Our consulting fees for the three months ended August 31, 2006 were $10,500. Our consulting fees for the nine months ended August 31, 2006 were $38,271. From March 31, 2005 (date of inception) to August 31, 2006, we incurred consulting expenses of $38,271.

During the period from our inception to August 31, 2006, we hired consultants in the areas of bookkeeping and accounting. We also retained an attorney for the preparation of our registration statements, and an auditor to audit our financial statements.

Plan of Operation

We plan to grow our business to offer a complete range of products and services for the entire lifecycle of oil and gas wells including exploration and development, production, operation, maintenance, refining and abandonment.

Our corporate strategy for the next 12 months (beginning the early 2007) includes the following:

  complete purchase of land and build a manufacturing, warehouse and office facility;
  complete our drilling program for Laricina Energy through our coring division;
  build 4 more coring units;
  build oilfield service equipment and continue developing long term contracts with service companies;
  identify acquisitions which will benefit from having in-house construction capabilities and develop personnel and equipment in-house to meet market demands; and
  create additional service lines to complement current operations.

Mobile Well Production Testing Units

We completed the construction on two mobile well production testing units. We sold one unit after August 31, 2006 for approximately $260,000 and second unit in November 2006 for approximately $378,000.

We entered into two agreements to lease out our p-tanks, but two agreements were terminated by mutual agreement. These agreements are for the lease of only one of the components of the well testing unit, the mobile p-tanks.

Southern Well Testing Ltd., a company controlled by our director and VP, Brent Nimeck, entered into an agreement with us on January 5, 2006 whereby it agreed to lease a p-tank vessel for 48 months for approximately $6,105 per month commencing on June 1, 2006, or later if the p-tank is not ready. The agreement states that if the p-tank is not ready by June 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the p-tank is made available by us for lease. On November 1, 2006, both parties agreed to terminate the agreement, effective immediately, with no penalty or costs to be paid by either party. We sold our first mobile well production testing unit without the dog house for approximately $260,000. Our management decided to sell the unit and put the money towards our coring division, which we anticipate will have a much higher profit margin.

Southern Well Testing (2005) Ltd., also controlled by our director Brent Nimeck, entered into an agreement with us on February 3, 2006 to lease a p-tank vessel on similar terms. The agreement, which will become effective once we have completed and insured the p-tank, provides for the lease of a p-tank for 48 months for $6,105 per month commencing on July 1, 2006 or the first of the month following the month in which the p-tank is made available by us to the customer. We sold our second mobile well production testing unit for approximately $378,000. Our management decided to sell the unit and put the money towards our coring division. On December 19, 2006, both parties agreed to terminate the agreement, effective immediately, with no penalty or costs to be paid by either party.

At this stage we do not plan to build any p-tanks unless we have a specific order from a customer.

Nitrogen Generation Unit

The following table provides details of the payments we have made and are obligated to make for the nitrogen generation unit we have already ordered.

Part	Supplier	Paid to Date ($)	Amount Due ($)	Date of Anticipated Payment
Nitrogen Generation Unit	Innovative Nitrogen Systems	1,273,734	141,526	Due now

If we fail to make the above described payment, we may lose our deposit, or we may be required to pay higher costs and wait a longer period for delivery of the nitrogen unit. After the nitrogen unit has been completed, we expect to spend another $200,000 per year for modification and maintenance of the unit. We are not dependent on any raw materials for the operation of the unit. The unit has been designed to convert oxygen from the atmosphere into nitrogen. The design of the unit relies on common processes to convert the oxygen.

Coring Units

We completed the assembly of two coring units for a cost of approximately $1,250,000 each for supplies plus labour costs. We plan to build four more coring units at a cost of $1,250,000 in the fall of 2007.

New Facility

Lexington will be headquartered in Brooks, Alberta. Brooks is a small town located one and a half hours south of Calgary, Alberta, Canada. Brooks is located in the centre of Southern Alberta and accesses the largest areas of Alberta which extends into Saskatchewan and to the US border. We intend to build a 10,000 square foot manufacturing and repair facility with a connected 2,000 square foot office space for our use and for possible lease to other companies, depending on how much space we need ourselves. We intend to design the facility to be used for in-house engineering and design staff, human resources, accounting and an in-house employee office and development centre. This combination of manufacturing space, warehouse, repair, in-house design facility and office may enable us to have direct feedback from clients, employees and engineers to facilitate a fast reaction to the changing needs of clients and the market.

On February 23, 2006 we entered into an agreement to purchase a property in Brooks, Alberta for a purchase price of $221,528. The property is comprised of raw land and is approximately 8.2 acres. We have paid a deposit of approximately $183,000 and we expect to pay the balance of approximately $39,000 and close the purchase on or before January 1, 2007. We currently have the money in our bank account to complete the purchase. We are currently considering consultants to work with to design a manufacturing and repair facility on the land.

We intend to complete the construction of the facility, which we estimate will cost approximately $740,000, including design. Our intention is to complete design of this facility and obtain building permits in March 2007, and to begin construction at that time. We anticipate that the construction will take approximately five months. Once it is complete, we intend to hire a customer service representative and a manager to oversee the offices. We anticipate the hiring costs would be $8,000 per month. We intend to contract with other companies for maintenance and cleaning services once the facility is built.

We have entered into an agreement to lease a facility in Calgary, Alberta for our wholly owned subsidiary, LexCore. The agreement with First Truck Centre (Edmonton) Inc., effective as of July 1, 2006, is a sublease granting us lease of premises at 234125 Wrangler Road, RR #5, Calgary, Alberta T2P 2G6 for a term of four years from July 1, 2006 and ending July 1, 2010, for an annual rent of approximately $165,000, for monthly installments of approximately $13,750, plus taxes and utilities.

Laricina Bid

On September 13, 2006, one of our wholly owned subsidiaries, LexCore, submitted a bid to Laricina Energy Inc., for the Laricina 2006 Winter Drill Program which was accepted on September 22, 2006. The Laricina Bid consists of an exploration drill program at Wabiskaw, Wandering River and Fort McMurray in Alberta, Canada.

As part of the bid, LexCore has agreed to supply the drill rig, wireline core system, core unit (staff facilities), drill pipe system unit, mud tank, genset for rig operations, and the crew. Laricina will supply at no expense to LexCore mud and rill additives, surface casing, all fuel, water source and disposal sumps, water and vac truck services, waste disposal on site, logging services, towing services, all site preparation and permits, site clean up and cuttings removal, accommodation and food for all crew, and ambulance on site requirements.

We anticipate we will begin the drilling program at the end of December 2006 or in early 2007 and we expect the program to continue until the end of March 2007. We anticipate that we will begin receiving revenues for this drilling program from Laricina Energy in January 2007. We intend to direct these revenues towards our general and administrative expenses, labour and maintenance expenses for the drilling program, and to for parts and labour to build four more coring units by the end of the fiscal year.

Secured Convertible Debenture - November 6, 2006

On November 6, 2006, Lexington, LexCore Services Inc. (“LexCore”) and Alliance World Limited (“Alliance”) entered into a secured convertible debenture purchase agreement (“Debenture Purchase Agreement”) whereby Alliance loaned $500,000 to Lexington. Alliance had the option to have the $500,000 loan repaid in common stock of Lexington. At any time, at Alliance’s option, Alliance was entitled to choose to have all or any part of the outstanding principal and accrued interest repaid in shares of Common Stock of the Lexington at a conversion rate equal to:

(1) ten percent (10%) below the fair market value of the Common Stock at the time of conversion, as calculated according to the average closing market price of the five business days preceding the conversion date, or if there has been no sales of Lexington’s stock for five days, the price shall be determined according to the price of the last trade of Lexington’s stock or,

(2) at $0.85 per share. Lexington and Alliance have additionally entered into a secured convertible debenture and a warrant certificate pursuant to the Debenture Purchase Agreement. Interest was to accrue on the debenture at the rate of 10% per annum.

In consideration of Alliance’s investment in the debenture, we also issued a warrant certificate to Alliance for 250,000 warrants to purchase shares of common stock of Lexington at an exercise price of $0.85 per share. The warrant certificate represents the 250,000 warrants issued pursuant to the Debenture Purchase Agreement. The warrant certificate has an expiry date of November 1, 2008. This registration statement registers 250,000 shares underlying these warrants.

Secured Convertible Debenture - November 7, 2006

On November 7, 2006, we entered into a second Debenture Purchase Agreement, debenture, security agreement and warrant certificate with LexCore and Alliance. The November 7, 2006 debenture and associated agreements contain exactly the same terms as that for the November 6, 2006 debenture and associated agreements, the only difference being the description of the security interest pursuant to the security agreement and the date. Under this second convertible debenture, we issued a further 250,000 warrants to purchase common shares of Lexington at $0.85 per share until November 1, 2008. We have registered the shares underlying the warrants in this registration statement.

At the end of November 2006, Alliance chose to have both $500,000 loans, for a total of $1,000,000 repaid in our common stock, so we issued 1,176,470 common shares to Alliance upon the conversion of two convertible debentures at a price of $0.85 per share. At the time of the conversion, no interest had yet accrued.

Limited operating history; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have generated no revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Our independent certified public accountants have stated in their report dated April 20, 2006 included herein, that we have incurred operating losses from our inception and that we are dependent upon our ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

As of August 31, 2006, we had a working capital surplus of $960,985. Our accumulated deficit was $923,793 as at August 31, 2006. Our net loss of $923,793 from March 31, 2005 (inception) to August 31, 2006 was funded by a combination of our equity and debt financing. During the nine months ended August 31, 2006, we raised $3,556,077 in equity finance. The increase in cash during the nine months ended August 31, 2006 was $874,844. The increase was due to our equity financing activities.

On September 22, 2006 we registered on Form SB-2 4,963,626 shares to be sold by selling shareholders. We also registered 4,000,000 shares to be sold by our directors, but only 250,000 shares were sold and the balance were removed from registration. On the September 22, 2006 Form SB-2 we also registered a direct offering for 5,000,000 shares. We sold 1,790,182 shares pursuant to this direct offering for proceeds of approximately $1,521,655 and removed the balance of the shares from registration.

We used net cash of $817,927 in operations for the nine months ended August 31, 2006 and net cash of $1,645,606 in investing activities. Investing activities during the nine months ended August 31, 2006 included $1,467,035 for equipment purchase and deposit and $178,571 for deposit on land. During the nine months ended August 31, 2006 our monthly cash requirement was approximately $274,000, including $91,000 monthly in operating activities and $183,000 in equipment and land purchases. At the end of the period as at August 31, 2006, we had cash of $946,694.

We anticipate that after four months our monthly expenses will increase to $350,000, which includes $150,000 monthly for our operation costs. We are anticipating an increase of $15,000 per month in expenses with the addition of consultants or employees.

We anticipate that we will incur substantial losses over the next two years. We estimate that we will purchase four additional coring units, complete payment and customization of our nitrogen generation unit, complete property purchase in Brooks, and design and build operating facility in Brooks, Alberta over the next 12 months beginning in early 2007. Total cash requirements to complete those steps will be approximately $8,300,000 set out as follows:

Expense	Amount ($)
Final payment and in house customization of nitrogen generation unit	200,000
Purchase of parts for 4 additional coring units	5,000,000
Complete property purchase in Brooks	40,000
Design and build operating facility	740,000
Lease of premises	165,000
Salaries	605,000
Professional Fees	300,000
Administrative expenses	1,250,000
Total	8,300,000

The administrative expenses will consist of marketing and promotion, tradeshow costs, travel, meals and entertainment, office maintenance, communication expenses (cellular, internet, fax, telephone), office supplies, courier and postage costs and office equipment. The professional fees will consist of consulting fees, accounting and audit fees, legal fees. We had $946,694 in cash or cash equivalents as of August 31, 2006. Since August 31, 2006, we raised approximately $1,521,655 pursuant to a registered public offering on Form SB-2, effective on September 22, 2006. In November we also received $1,000,000 upon the issuance of 2 convertible debentures (which were converted to common shares in November 2006). On December 1, 2006, we issued 474,642 common shares at price of $1 per share for cash proceeds of $ 474,642. As of December 14, 2006, we have approximately $350,000 in cash equivalents, $250,000 of which we need for current payables. The balance of our cash requirements for the next 12 months (approximately $8,200,000) we intend to obtain through revenues from the Laricina drilling program, lease of our nitrogen generation unit, and the remaining money we intend to raise from private placements and possibly a registered public offering (either self-underwritten or through a broker-dealer) within the next few months. At this time we do not have any commitments from any broker-dealer to provide us with financing.

On September 22, 2006, we registered 8,963,626 common shares to be sold by existing shareholders and up to 5,000,000 common shares by a direct offering. We closed the direct offering on October 24, 2006, after raising a total of $1,521,655 through the sale of 1,790,183 shares. We have deregistered the remaining 3,209,818 shares that remained unsold at the close of the direct offering.

Known Material Trends and Uncertainties

As of August 31, 2006, we had no off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

In view of the uncertainties concerning our continued existence as a going concern, our management plans to mitigate the effect of such conditions, management intends to take the following steps in the event that we are not able to raise sufficient funds to meet the needs of our business plans:

  negotiate with suppliers to delay deposit due dates;
  lease some equipment as individual pieces, as opposed to entire units, if we are unable to build and purchase the entire units; and
  negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in oil and gas prices or general economic conditions.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our financial statements as of November 30, 2005. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our functional currency is the Canadian dollar and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars, in accordance with Statement of Accounting Standards ("SFAS") No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. We have not, as of December 4,2006, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Stock-based Compensation

We have elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for our stock options on options granted to employees and directors. Under APB 25, compensation expense will be not recorded to the extent that the exercise price is high than the market value of the underlying stock on the measurement date, which is usually the date of grant.

Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards (“FAS”) No. 123 “Accounting for Stock-Based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.

Description of Property

Our principal executive offices are located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada. The office is approximately 463 square feet.

We also intend to build a 10,000 square foot manufacturing and repair facility with a connected 2,000 square foot office space in Brooks, Alberta, Canada. On February 23, 2006 we entered into an agreement with Jackson Cattle Co. Ltd. to purchase approximately 8.2 acres of raw land in Brooks for a total purchase price of approximately $221,528. As of December 5, 2006, we have paid approximately $182,412 towards the purchase price and we expect to close the purchase on January 1, 2007 according to the addendum dated November 30, 2006.

We have entered into an agreement to lease a facility in Calgary, Alberta for our wholly owned subsidiary, LexCore. The agreement with First Truck Centre (Edmonton) Inc., effective as of July 1, 2006, is a sublease granting us lease of premises at 234125 Wrangler Road, RR #5, Calgary, Alberta T2P 2G6 for a term of four years from July 1, 2006 and ending July 31, 2010, for an annual rent of approximately $165,000, for monthly installments of approximately $13,600, plus taxes and utilities.

Certain Relationships and Related Transactions

We have entered into two agreements to lease out part of our mobile p-tanks, once we have completed building them. Southern Well Testing Ltd., a company controlled by our director and VP, Brent Nimeck, entered into an agreement with us on January 5, 2006 whereby it agreed to lease a p-tank for 48 months for $6,105 per month commencing on June 1, 2006, or later if the p-tank is not ready. If the p-tank is not ready by June 1, 2006, commencement of the lease payments will be delayed until the first of the month following the month in which the p-tank is made available by us for lease. On November 1, 2006, both parties agreed to terminate the agreement, effective immediately, with no penalty or costs to be paid by either party.

Southern Well Testing (2005) Ltd., also controlled by our director Brent Nimeck, entered into an agreement with us on February 3, 2006 to lease a p-tank mobile testing unit on similar terms. The agreement, which will become effective once we have completed and insured the p-tank, provides for the lease of a p-tank mobile testing unit for 48 months for $6,105 per month commencing on July 1, 2006 or the first of the month following the month in which the p-tank is made available by us to the customer. In November 2006, both parties agreed to terminate the agreement, effective immediately, with no penalty or costs to be paid by either party.

We pay Brent Nimeck, our senior Vice-President of Operations, approximately $65,000 annually and 250,000 stock options for his services according to his employment agreement. We pay Larry Kristof, our President, CEO and CFO, approximately $87,000 annually and 250,000 stock options for his services based on his employment agreement. We are currently negotiating increases in salary for both Mr. Kristof and Mr. Nimeck. On December 14, 2006, we issued a cash bonus of $50,000 each to Mr. Kristof and Mr. Nimeck for their services.

Other than these agreements described above, and the employment agreements described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. Our common stock is quoted on OTC BULLETIN BOARD , under the trading symbol “LXES.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of December 14, 2006, there were 395 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2005 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payout(s)

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
		$	$	$	$	(#)	$	$
Larry	2005	10,000
Kristof (1)	(2)	(3)	0	0	0	250,000	0	0

Tannisah	2005	7,000	0	0	0	250,000	0	0
Kruse (4)	(2)	(3)

(1)	Larry Kristof was appointed as Chief Executive Officer on October 1, 2005
(2)	For the period from Inception (March 30, 2005) to November 30, 2005
(3)	Paid as management consulting fees
(4)	Tannisah Kruse was Chief Executive Officer from April 1, 2005 to October 1, 2005 and was a director, Chief Financial Officer, Treasurer and Secretary from April 1, 2005 to March 28, 2006.

Option Grants in the Last Fiscal Year

The following table sets forth the stock options that were granted to the named executive officers in fiscal year 2005.

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price
Name	Options Granted (#)	In Fiscal Year 2005	($/Sh)	Expiration Date

Larry Kristof	250,000	50%	$0.10	October 1, 2007

Tannisah Kruse	250,000	50%	$0.10	October 1, 2007

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of November 30, 2005. None of the named executive officers exercised any of their stock options during the period from inception (March 30, 2005) to November 30, 2005.

Number Of Securities
	Underlying Unexercised	Value Of Unexercised
	Options At 2005 Fiscal	In-The-Money Options
	Year-End(#)	At 2005 Fiscal Year-End ($)(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Larry Kristof	250,000/0	$25,000/0
Tannisah Kruse	250,000/0	$25,000/0

(1) The calculation of the value of unexercised options held by the named executive officers is based upon the average sales of our unregistered stock at prices of $0.20 per share in December 2005.

Employment Agreements

On October 1, 2005, we entered into a management agreement with Larry Kristof as President and Chief Executive Officer, and on June 1, 2006 this was replaced by an employment agreement. The new agreement provides that Mr. Kristof will receive a monthly salary of approximately $7,200 per month, an increase of $2,200 per month more than the initial agreement. Under the new agreement, Mr. Kristof will also receive a monthly car allowance of approximately $1,280 per month. On December 14, 2006, we issued a cash bonus of $50,000 to Mr. Kristof for his services.

Also, on October 1, 2005, we entered into a management agreement with Tannisah Kruse as Chief Financial Officer, Secretary and Treasurer. Ms. Kruse resigned these positions on March 28, 2006. We entered into a settlement agreement with Ms. Kruse relating to her resignation. The key terms of the settlement agreement were:

  Ms. Kruse was allowed to retain her options to purchase 250,000 shares at an exercise price of $0.10 per share, exercisable until October 1, 2007;
  Ms. Kruse was allowed to sell 4,750,000 shares in a private transaction;
  Lexington agreed to register on Form SB-2 250,000 of the remaining 500,000 shares Ms. Kruse owns; and
  both parties agreed to release each other from any claims.

On October 20, 2005, we entered into a management agreement with Brent Nimeck as Senior Vice-President of Operations, and on June 1, 2006 this was replaced by an employment agreement. The new agreement provides that Mr. Nimeck will receive approximately $5,400 per month. On December 14, 2006, we issued a cash bonus of $50,000 to Mr. Nimeck for his services.

On November 17, 2005, we entered into a management agreement with Douglas Blackman as Vice-President of Business Development. The agreement provides that Mr. Blackman will receive an hourly salary of approximately $45 per hour, to be invoiced monthly. In November 2006, we terminated the management agreement with Douglas Blackman.

On May 17, 2006 our subsidiary LexCore Services Inc. entered into an employment agreement to hire Doug Chernesky as the VP, Operations for LexCore. He is entitled to receive an annual salary of approximately $205,000. He also received 200,000 options to purchase common stock at $0.85 per share, exercisable for a period of two years. His contract may be cancelled on the provision of one year of notice. He is currently serving as LexCore's operations manager as LexCore recently hired a new VP, Operations, Dan Nanninga.

On August 10, 2006, our subsidiary LexCore entered into an employment agreement to hire Virgil Cuerrier as its Drilling Project Superintendent to manage drilling activities. He resigned on December 6, 2006.

On August 15, 2006, our subsidiary LexCore entered into an employment agreement to hire Denis Desrosiers as its Drilling Rig Supervisor to oversee operation of drilling rigs. He is entitled to receive an annual salary of approximately $108,000. He also received 25,000 options to purchase common stock at $0.85 per share, exercisable for a period of two years. His contract may be cancelled on 30 days notice.

Compensation of Directors

None of our directors received compensation for their service as directors during the fiscal year ended November 30, 2005.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Amisano Hanson, Chartered Accountants, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Financial Statements

Our Audited Financial Statements as of November 30, 2005 and for the period from March 30, 2005 (Date of Inception) to November 30, 2005, and our unaudited Interim Financial Statements as of August 31, 2006 and for the three month period and the nine month period ended August 31, 2006 and accumulated for the period from March 30, 2005 (Date of Inception) to August 31, 2006 follow as pages F-1 through F- 23.

Lexington Energy Services Inc. (A Development Stage Company)

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Lexington Energy Services Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Lexington Energy Services Inc. (A Development Stage Company) as of November 30, 2005 and the related statements of operations, stockholders' equity and cash flows for the period from March 30, 2005 (Date of Inception) to November 30, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Lexington Energy Services Inc. as of November 30, 2005 and the results of its operations and its cash flows for the period from March 30, 2005 (Date of Inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
April 20, 2006	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net

Lexington Energy Services Inc.
(A Development Stage Company)
Balance Sheet
(Expressed in US dollars)

November 30,
2005
$
ASSETS
Current Assets
Cash	71,850
Stock subscriptions receivable	10,000
Prepaid expenses (Note 4)	4,042
85,892
Equipment (Note 3)	3,307
Total Assets	89,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	3,654
Accrued liabilities	4,750
Due to related parties (Note 4)	10,909
Total Liabilities	19,313
Stockholders’ Equity
Preferred Stock, 20,000,000 authorized, $0.0001 par value
nil issued and outstanding	–
Common Stock, 100,000,000 shares authorized, $0.0001 par value
12,365,000 shares issued and outstanding (Notes 4 and 7)	1,237
Additional paid-in capital	155,763
Stock subscriptions receivable	(10,000)
Deficit accumulated during the development stage	(77,114)
Total Stockholders’ Equity	69,886
Total Liabilities and Stockholders’ Equity	89,199

Nature and Continuance of Operations (Note 1)
Commitments (Notes 5 and 6)

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Operations
(Expressed in US dollars)

For the Period From
March 30, 2005
(Date of Inception)
to November 30,
2005
$

Revenue	–

Expenses

General and administrative	13,404
Management fees (Note 4)	26,774
Professional fees	36,936

Total Expenses	77,114

Net Loss	(77,114)

Net Loss Per Share – Basic and Diluted	(0.01)

Weighted Average Shares Outstanding	7,629,000

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

For the period from
March 30, 2005
(Date of Inception)
to November 30,
2005
$

Operating Activities

Net loss	(77,114)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation	1,654
Changes in operating assets and liabilities:
Prepaid expenses	(4,042)
Accounts payable and accrued liabilities	8,404
Due to related party	10,909

Net Cash Flows Used in Operating Activities	(60,189)

Investing Activity

Purchase of equipment	(4,961)

Net Cash Flows Used in Investing Activity	(4,961)

Financing Activities

Common stock subscription receivable	(20,000)
Proceeds from issuance of common stock	157,000

Net Cash Flows Provided By Financing Activities	137,000

Increase In Cash	71,850

Cash - Beginning of Period	–

Cash - End of Period	71,850

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity
From March 30, 2005 (Date of Inception) to November 30, 2005
(Expressed in US dollars)

					Deficit
					Accumulated
	Common Stock		Additional	Stock	During the
		Par	Paid-in	Subscriptions	Development
	Shares	Value	Capital	Receivable	Stage	Total
	#	$	$	$	$	$

Balance – March 30, 2005 (Date of
Inception)	–	–	–	–	–	–

Issue of common stock for cash
pursuant to private placements at
$0.0001 per share
- June 1, 2005	10,000,000	1,000	–	–	–	1,000

Issue of common stock for cash
pursuant to private placements at
$0.03 per share
- November 2, 2005	1,150,000	115	34,385	–	–	34,500

Issue of common stock for cash
pursuant to private placements at
$0.10 per share
- November 16, 2005	1,215,000	122	121,378	(10,000)	–	111,500

Net loss	–	–	–	–	(77,114)	(77,114)

Balance – November 30, 2005	12,365,000	1,237	155,763	(10,000)	(77,114)	69,886

(The accompanying notes are an integral part of these financial statements)

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

1.	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on March 30, 2005 under the name Lexington Media, Inc. On September 30, 2005, the Company changed its name to Lexington Energy, Inc., and on January 5, 2006, the Company changed its name to Lexington Energy Services Inc. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises,” in the business of providing products and services to companies that find and develop oil and natural gas resources.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies the Company will continue to meets its obligations and continue its operations for the next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has not generated revenues since inception, has accumulated losses of $77,114 since inception and does not have sufficient working capital to sustain its operations for the next fiscal year. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, the successful acquisition of a business or assets, and the attainment of profitable operations. Management has plans in place to address this concern and expects that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance that additional funding will be available to the extent required to address this concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is November 30.

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

2.	Summary of Significant Accounting Policies (continued)

	f)	Financial Instruments

The fair values of cash, accounts payable and accrued liabilities approximate their carrying values due to the immediate or short-term maturity of those financial instrument. The carrying value of due to related parties also approximates their fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

	g)	Equipment

Equipment is stated at cost. Depreciation is provided on a straight-line basis over three years.

	h)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, (“SFAS”) No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

	i)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company’s reporting currency is the United States dollar. Foreign currency transactions undertaken in Canadian dollars are translated into United States dollars, in accordance with SFAS No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

	j)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements (continued)

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Equipment

		Accumulated
	Cost	Amortization
			Net
	$	$	$
Computer equipment	4,961	1,654	3,307

4.	Related Party Transactions

During the period ended November 30, 2005:

a)

The Company incurred $7,000 for management fees to the Secretary and CFO of the Company. At November 30, 2005, $10,413 is owing to the Secretary and CFO, which is unsecured, non-interest bearing, and due on demand.

The Company incurred $2,500 for management fees to the vice-President of Finance of the Company. At November 30, 2005, $382 is owing to the Vice-President of Finance, which is unsecured, non-interest bearing and due on demand.

The Company incurred $5,000 for management fees, to the Vice-President of Operations of the Company.

The Company incurred $10,000 for management fees to the President of the Company.

These transactions were recorded at the exchange amount which were the amounts agreed to by the transacting parties.

	b)	At November 30, 2005, prepaid expenses include $2,500 incurred with the President of the Company and $740 incurred with the Vice-President of Business Development.

c)

At November 30, 2005, the Company is indebted to a related company for $114 of general and administrative expenses incurred on behalf of the Company, which is unsecured, non-interest bearing, and due on demand.

4.	Related Party Transactions (continued)

d)

During the period ended November 30, 2005, the Company issued 5,000,000 shares of common stock to the President of the Company and 5,000,000 shares of common stock to the Secretary and CFO of the Company at $0.0001 per share for aggregate cash proceeds of $1,000.

	e)	During the period ended November 30, 2005, the Company issued 550,000 shares of common stock to Directors of the Company at $0.03 per share for aggregate cash proceeds of $16,500.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

5.	Stock Options

The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123), established a fair value based method of accounting for stock-based awards. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

The following table summarizes the continuity of the Company’s stock options:

		Weighted
		average
	Number of	exercise price
	Shares	$

Outstanding, March 30, 2005 (date of inception)	–	–
Granted	875,000	0.10

Outstanding, November 30, 2005	875,000	0.10

The pro forma information is as follows:

November 30,
2005
$

Net loss — as reported	(77,114)
Deduct: Stock-based compensation expense determined under fair value method	-

Net loss — pro forma	(77,114)

Net loss per share – basic and diluted — as reported	(0.01)
Net loss per share – basic and diluted — pro forma	(0.01)

The fair value for options granted was estimated at the date of grant using the Black-Scholes option- pricing model.

5.	Stock Options (continued)

The weighted average assumptions used are as follows:

From March 30, 2005
(Date of Inception) to
November 30,
2005
$

Expected dividend yield	0%
Risk-free interest rate	4.09%
Expected volatility	0.1%
Expected option life (in years)	2.0

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

Additional information regarding options outstanding as at November 30, 2005 is as follows:

		Outstanding		Exercisable
Weighted
		average	Weighted		Weighted
		remaining	average		average
	Number of	contractual	exercise	Number of	exercise
Exercise prices	shares	life (years)	price	shares	price

$ 0.10	875,000	1.92	$ 0.10	875,000	$ 0.10

6.	Commitments

a)

The Company entered into an employment agreement dated October 1, 2005, with the Secretary and CFO of the Company, at a rate of $3,500 per month and the option to buy 250,000 shares of the Company for $0.10 per share. The agreement was terminated subsequent to November 30, 2005.

b)

The Company entered into an employment agreement dated October 1, 2005, with the President of the Company, at a rate of $5,000 per month and the option to buy 250,000 shares of the Company for $0.10 per share. The agreement can be terminated by either party at any time with 14 days notice.

	c)	The Company entered into a one year lease agreement commencing October 1, 2005, at $687 per month.

7.	Subsequent Events – Note 6

Subsequent to November 30, 2005:

	a)	The Company completed private placements consisting of 460,000 shares of common stock at $0.20 per share for proceeds of $92,000.

	b)	The Company granted stock options to an Advisory Board member to acquire up to 150,000 shares of common stock exercisable at $0.20 per share for a period of two years.

c)

The Company granted stock options to acquire up to 370,000 shares of common stock exercisable at $0.50 per share until March 13, 2008; up to 860,000 shares of common stock exercisable at $0.50 per share until April 5, 2008; and up to 20,000 shares of common stock exercisable at $0.50 per share until April 10, 2008.

	d)	The Company cancelled 100,000 common shares pursuant to a rescinded share subscription agreement.

	e)	The Company received cash proceeds totalling $1,147,150 in respect to a proposed private placement of 3,000,000 common shares at $0.50 per share.

	f)	The Company paid $250,000 as a deposit in respect to the purchase of equipment with a total cost of $1,250,000.

g)

The Company intends on filing a registration statement on Form SB-2 with the Securities and Exchange Commission for the public distribution of 5,000,000 common shares at $0.85 per share and 9,093,626 common shares at $0.85 per share by existing shareholders.

Lexington Energy Services Inc.
(A Development Stage Company)
Notes to the Financial Statements
November 30, 2005
(Expressed in US dollars)

8.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has non-capital losses carried forward totalling $77,114 for US tax purposes which expire starting in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at November 30, 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

2005
$
Net Operating Loss	77,114
Statutory Tax Rate	35%
Effective Tax Rate	–
Deferred Tax Asset	26,990
Valuation Allowance	(26,990)
Net Deferred Tax Asset	–

LEXINGTON ENERGY SERVICES INC.

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2006

(Stated in US Dollars)

 (Unaudited)

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED BALANCE SHEETS
August 31, 2006 and November 30, 2005
(Stated in US Dollars)
(Unaudited)

	August 31,	November 30,
	2006	2005

ASSETS

Current
Cash	$946,694	$71,850
Amount receivable	36,291	-
Inventory	64,590	-
Prepaid expenses and refundable deposits – Note 5	23,770	4,042
Stock subscriptions receivable	-	10,000

	1,071,345	85,892
Due from related parties – Note 5	23,125	-
Equipment – Note 4	124,420	3,307
Deposits on equipment – Note 7	1,341,483	-
Deposit on land – Note 7	178,571	-

	$2,738,944	$89,199

LIABILITIES

Current
Accounts payable and accrued liabilities	$110,360	$8,404
Due to related parties – Note 5	-	10,909

	110,360	19,313

STOCKHOLDERS’ EQUITY

Capital stock – Notes 6 and 8
Authorized:
20,000,000 preferred shares with a par value of $0.0001
100,000,000 common shares with a par value of $0.0001
Issued:
17,835,578 common shares (November 30, 2005: 12,365,000
common shares)	1,783	1,237
Additional paid-in capital	3,768,294	155,763
Stock subscriptions receivable	(217,700)	(10,000)
Deficit accumulated during the development stage	(923,793)	(77,114)

	2,628,584	69,886

	$2,738,944	$89,199

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and nine months ended August 31, 2006 and
for the period March 30, 2005 (Date of Inception) to August 31, 2006
(Stated in US Dollars)
(Unaudited)

			March 30,
	Three		2005
	months	Nine months	(Date of
	ended	ended	Inception) to
	August 31,	August 31,	August 31,
	2006	2006	2006

Interest income	$2,710	$5,123	$5,123

Expenses
Professional fees	66,769	139,697	176,633
Management fees – Note 5	87,667	148,574	175,348
Consulting fees – Note 5	10,500	38,271	38,271
General and administrative	348,129	525,260	538,664

	(513,065)	(851,802)	(928,916)

Net loss for the period	$(510,355)	$(846,679)	$(923,793)

Net loss per share, basic and diluted	$(0.03)	$(0.06)

Weighted average number of shares outstanding	15,765,000	14,333,000

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended August 31, 2006 and
for the period March 30, 2005 (Date of Inception) to August 31, 2006
(Stated in US Dollars)
(Unaudited)

		March 30,
	Nine months	2005(Date of
	ended	Inception) to
	August 31,	August 31,
	2006	2006

Operating Activities
Net loss	$(846,679)	$(923,793)
Adjustments to reconcile loss to cash used by
operating activities
Amortization	4,439	6,092
Stock-based compensation	77,000	77,000
Changes in non-cash working capital:
Amount receivable	(36,291)	(36,291)
Inventory	(64,590)	(64,590)
Prepaid expenses and refundable deposits	(19,728)	(23,770)
Accounts payable and accrued liabilities	101,956	110,360
Due to/from related parties	(34,034)	(23,125)

Cash flows used in operating activities	(817,927)	(878,117)

Investing Activities
Purchase of equipment	(125,552)	(130,512)
Deposits on equipment	(1,341,483)	(1,341,483)
Deposit on land	(178,571)	(178,571)

Cash flows used in investing activities	(1,645,606)	(1,650,566)

Financing Activities
Common stock issued for cash	3,556,077	3,693,077
Common stock subscription receivable	(217,700)	(217,700)

Cash flows provided by financing activities	3,338,377	3,475,377

Increase in cash during the period	874,844	946,694

Cash, beginning of the period	71,850	-

Cash, end of period	$946,694	$946,694

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to August 31, 2006
(Stated in US Dollars)
(Unaudited )

					Deficit
					Accumulated
	Common Stock		Share	Additional	During the
	Number of		Subscription	Paid in	Development
	Shares	Amount	Received	Capital	Stage	Total

Issuance of common shares for cash
- at $0.0001 per share at June 1, 2005	10,000,000	$1,000	$-	$-	$-	$1,000
Issuance of common shares for cash
- at $0.03 per share at November 2, 2005	1,150,000	115	-	34,385	-	34,500
Issuance of commons shares for cash
- at $0.10 per share at November 16, 2005	1,215,000	122	(10,000)	121,378	-	111,500
Net loss for the period	-	-	-	-	(77,114)	(77,114)

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	(77,114)	69,886

…/cont’d

SEE ACCOMPANYING NOTES

Continued
LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 30, 2005 (Date of Inception) to August 31, 2006
(Stated in US Dollars)
(Unaudited)

					Deficit
					Accumulated
	Common Stock		Share	Additional	During the
	Number of		Subscription	Paid in	Development
	Shares	Amount	Received	Capital	Stage	Total

Balance, November 30, 2005	12,365,000	1,237	(10,000)	155,763	(77,114)	69,886
Common shares cancelled	(100,000)	(10)	-	(9,990)	-	(10,000)
Share subscriptions received	-	-	10,000	-	-	10,000
Issuance of common shares for cash
- at $0.20 per share at December 12, 2005	260,000	26	-	51,974	-	52,000
Issuance of common shares for cash
- at $0.20 per share at December 21, 2005	200,000	20	-	39,980	-	40,000
Issuance of common shares for cash
- at $0.50 per share at February 17, 2006	516,000	51	-	257,949	-	258,000
Issuance of common shares for cash
- at $0.50 per share at March 8, 2006	225,000	22	-	112,478	-	112,500
Issuance of common shares for cash
- at $0.50 per share at March 24, 2006	930,930	93	-	465,372	-	465,465
Issuance of common shares for cash
- at $0.50 per share at April 18, 2006	866,696	87	-	433,261	-	433,348
Issuance of common shares for cash
- at $0.50 per share at April 25, 2006	4,000	1	-	1,999	-	2,000
Issuance of common shares for cash
- at $ 0.85 per share at August 1, 2006	431,618	43	-	366,832	-	366,875
Issuance of common shares for cash
- at $ 0.85 per share at August 28, 2006	2,136,334	213	(217,700)	1,815,676		1,598,189
Stock-based compensation	-	-	-	77,000	-	77,000
Net loss for the period	-	-	-	-	(846,679)	(846,679)

Balance, August 31, 2006	17,835,578	$1,783	$(217,700)	$3,768,294	$(923,793)	$2,628,584

SEE ACCOMPANYING NOTES

LEXINGTON ENERGY SERVICES INC.
(A Development Stage Company)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Stated in US Dollars)
(Unaudited)

Note 1	Interim Reporting

While the information presented in the accompanying interim nine months financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company’s November 30, 2005 annual financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s November 30, 2005 annual financial statements.

Operating results for the nine months ended August 31, 2006 are not necessarily indicative of the results that can be expected for the year ended November 30, 2006.

Note 2	Continuance of Operations

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At August 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $923,793 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3	Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

The financial statements, in management’s opinion, have been properly prepared within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Lexcore Services Inc. All inter-company transactions and account balances have been eliminated.

Inventory

Inventory, which is comprised of parts for machinery currently under construction by the Company for resale to customers in the oil and gas industry, is valued at the lower of cost and net realizable value. Cost is determined using the specific cost method.

Note 4	Equipment

		August 31, 2006
		Accumulated
	Cost	Amortization	Net

Computer and equipment	$14,723	$3,707	$11,016
Office equipment	6,279	841	5,438
Furniture	14,948	1,337	13,611
Tools & equipment	6,024	51	5,973
Leasehold improvements	1,875	156	1,719
Machinery under construction	86,663	-	86,663

	$130,512	$6,092	$124,420

		November 30, 2005
		Accumulated
	Cost	Amortization	Net

Computer equipment	$4,961	$1,654 $	3,307

Note 5	Related Party Transactions

During the period ended August 31, 2006:

a)	The Company incurred $14,000 for management fees to the former Secretary and former CFO of the Company. The former Secretary and former CFO of the Company resigned on March 31, 2006.

The Company incurred $51,430 for management fees to the President and CEO of the Company. At August 31, 2006, $1,335 was due from the President and CEO.

The Company incurred $20,162 for consulting fees and $16,072 for management fees to the Senior Vice President of Operations of the Company.

The Company incurred $67,072 for management fees to the Vice President of Operations of the Company’s subsidiary. At August 31, 2006, $21,790 was due from the Vice President of Operations.

b)	At August 31, 2006, prepaid expenses include $905 incurred with the Vice- President of Business Development.

Note 6	Stock Options

The Company has elected to apply the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock options on options granted to employees and directors. Under APB 25, compensation expense is only recorded to the extent that the exercise price is less than the market value of the underlying stock on the measurement date, which is usually the date of grant. Stock-based compensation for employees is recognized on an accelerated basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards (“FAS”) No. 123 “Accounting for Stock-Based Compensation” and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided and the options earned.

Note 6	Stock Options – (cont’d)

The following table summarizes the continuity of the Company’s stock options:

		Weighted
	Number of	Average
	Shares	Exercise Price

Outstanding, November 30, 2005	875,000	$0.10
Granted	2,600,000	$0.56
Cancelled	(125,000)	$0.10

Outstanding, August 31, 2006	3,350,000

The fair value of the stock options granted during the nine months ended August 31, 2006 of $77,000 was determined using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0%
Risk-free interest rate	2.18% - 3.18%
Expected volatility	0%
Expected option life (in years)	2 years

Additional information regarding options outstanding as at August 31, 2006 is as follows:

		Outstanding		Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number of	Contractual	Exercise	Number of	Exercise
Prices	Shares	Life (years)	Price	Shares	Price

$0.10	750,000	1.17	$0.10	750,000	$0.10
$0.20	150,000	1.33	$0.20	150,000	$0.20
$0.50	370,000	1.50	$0.50	370,000	$0.50
$0.50	860,000	1.42	$0.50	860,000	$0.50
$0.50	620,000	1.75	$0.50	620,000	$0.50
$0.85	200,000	1.75	$0.85	200,000	$0.85
$0.85	400,000	2.00	$0.85	400,000	$0.85

	3,350,000			3,350,000

Note 7	Commitments – Note 6

a)

The Company entered into an employment agreement dated June 1, 2006 with the President and CEO of the Company for $7,200 per month and the option to buy 250,000 shares of the Company at $0.50 per share. The Company entered into an employment agreement dated June 1, 2006 with the Senior Vice President of Operations of the Company for $5,400 per month and the option to buy 250,000 shares of the Company at $0.50 per share. Either party can terminate the agreement at any time with 14 days notice.

b)	The Company paid $1,341,483 in respect to non-refundable deposits on equipment purchases with a total cost commitment of $3,043,897.

c)	The Company paid $178,571 in respect to a refundable deposit on a purchase of land with a total cost of $221,528.

d)

The Company incorporated a wholly owned subsidiary in the State of Nevada on April 28, 2006, named Lexcore Services Inc. The subsidiary entered into an employment agreement effective May 1, 2006 with the Vice-President of Operations for $16,900 per month and the option to buy 200,000 shares of the Company at $0.85 per share.

e)	The Company entered into an office lease agreement effective July 1, 2006 to July 31, 2010 for basic rent of $13,600 per month.

Note 8	Subsequent Events

Subsequent to August 31, 2006:

a)

The Company’s registration statement on Form SB-2 with the Securities and Exchange Commission for the public distribution of 8,963,626 common shares by existing shareholders, and for registration of a direct offering of up to 5,000,000 common shares at a price of $0.85 per share was effective September 22, 2006.

b)

On October 24, 2006 the Company closed the direct offering, after receiving cash proceeds totalling $1,521,655 for the sale and issuance of 1,790,182 common shares at $0.85 per share. The Company intends to deregister the remaining 3,209,818 shares that were registered on Form SB-2 pursuant to its direct offering.

c)	The Company incorporated a wholly owned subsidiary in the State of Nevada on October 3, 2006, named Lexcoil Inc.

d)	The Company granted 95,000 stock options to purchase common shares at a price of $0.85 per share, expiring in October 2008.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Lexington is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article V of our bylaws, filed as Exhibit 3.4 to this Registration Statement; and
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Lexington responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$600
Legal fees and expenses	12,000
Accounting fees and expenses	8,000
Printing and marketing expenses	100
Miscellaneous	100
Total	$20,800

Recent Sales of Unregistered Securities

Since our inception on March 30, 2005 to December 14, 2006, we have completed the following sales of unregistered securities.

  On June 1, 2005, we issued 5,000,000 common shares to our director Tannisah Kruse and 5,000,000 shares to our director Larry Kristof at a price of $0.0001 per share for total proceeds of $1,000.

  On October 1, 2005, we issued our two officers options to purchase 500,000 common shares at a price of $0.10 each until October 1, 2007.

  On October 20, 2005, we issued our two officers options to purchase 500,000 common shares at a price of $0.10 each until October 20, 2007 or immediately expiring upon termination of the management agreement, whichever occurs first.

  From October 24 to November 2, 2005, we issued 1,150,000 shares of common stock to 7 shareholders at $0.03 per share for total proceeds of $34,500.

  From November 4 to November 16, 2005, we issued 1,115,000 shares of common stock to 19 investors at $0.10 per share, for total proceeds of $111,500. (Taking into consideration the cancellation of 100,000 shares on January 4, 2006, pursuant to a rescinded share subscription agreement).

  In December 2005, we issued 460,000 shares of common stock to 14 investors at $0.20 per share for cash proceeds of $92,000.

  On December 30, 2005, we issued our one officer options to purchase 150,000 common shares at a price of $0.20 each until December 30, 2007.

  In February 2006, we issued 516,000 shares of common stock to 23 investors at $0.50 per share for cash proceeds of $258,000. We relied on Regulation S and Section 4(2) of the Securities Act as exemptions from registration for this issuance.

  In March 2006, we issued 1,151,930 shares of common stock to 84 investors at $0.50 per share for cash proceeds of $575,965. (Taking into consideration the cancellation of 2,000 shares on March 30, 2006 and 4,000 shares on April 25, 2006, pursuant to two rescinded share subscription agreements).

  On March 13, 2006, we issued four consultants options to purchase a total of 370,000 common shares at a price of $0.50 each until March 13, 2008.

  On March 29, 2006, Tannisah Kruse (who resigned as our director on March 28, 2006) sold 4,750,000 shares of her common shares to Greystone Holdings Ltd., a company controlled by Brent Nimeck, another director at $0.0001 per share for proceeds of $475.

  On March 29, 2006, our director Larry Kristof sold 100,000 shares of his common stock to Elston Johnson at a price of $0.25 per share, for proceeds of $25,000.

  In April 2006, we issued 870,696 shares of common stock to 53 investors at $0.50 per share for cash proceeds of $435,348. (Taking into consideration the cancellation of 30,000 shares on May 30, 2006, pursuant to two rescinded share subscription agreements).

  On April 5, 2006, we issued our officers and consultants options to purchase a total of 860,000 common shares at a price of $0.50 each until April 5, 2008.

  On May 17, 2006, we issued our officers and consultants options to purchase a total of 820,000 common shares at a price of $0.50 each until May 17, 2008.

  On May 29, 2006 we issued 4,000 shares of common stock to an investor at $0.50 per share for cash proceeds of $2,000.

  In August 2006, we issued 2,567,952 common shares to investors at $0.85 per share, for cash proceed of approximately $2,182,759.

  On August 1, 2006, we issued our consultants options to purchase a total of 400,000 common shares at a price of $0.85 each until August 1, 2008.

  In October 2006, we issued our consultants options to purchase 10,000 common shares at a price of $0.85 each until October 3, 2008 and options to purchase a total of 85,000 common shares at a price of $0.85 each until November 15, 2008.

  In October 2006, we issued 1,790,182 common shares to investors at $0.85 per share, for cash proceeds of approximately $1,521,655. Those shares were issued under a registration statement on Form SB-2 which was effective on September 22, 2006

  In October 2006, we issued consultants and officers options to purchase 95,000 common shares at $0.85 per share until October 3, 13, and 16, 2008.

  In November 2006, we issued 1,176,470 shares of common stock upon the conversion of principal under two 10% convertible debentures, There is no any interests accrued under those convertible debentures. Under two convertible debentures, a total of 500,000 warrants were issued exercisable at a price of $0.85 until November 1, 2008.

  In December 2006, we issued 474,642 shares of common stock to 25 investors at $1.00 per share for cash proceeds of $474,642.

Except as otherwise noted above, all of the above issuances were exempt from registration under Regulation S of the Securities Act.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on March 30, 2005 (1)

3.2	Certificate of Amendment to Articles of Incorporation filed September 30, 2005 (1)

3.3	Certificate of Amendment to Articles of Incorporation filed January 11, 2006 (1)

3.4	Bylaws (1)

5.1	Legal Opinion & Consent

10.1	P-tank Lease Agreement between Lexington and Southern Well Testing Ltd. dated January 5, 2006 (1)

10.2	P-tank Lease Agreement between Lexington and Southern Well Testing (2005) Ltd. dated February 3, 2006 (1)

10.3	Real Estate Purchase Contract between Lexington and Jackson Cattle Co. Ltd. dated February 3, 2006 (1)

10.4	Douglas Blackman Management Agreement dated November 17, 2005 (1)

10.5	Larry Kristof Management Agreement dated October 1, 2005 (1)

10.6	Tannisah Kruse Management Agreement dated October 1, 2005 (1)

10.7	Brent Nimeck Management Agreement dated October 20, 2005 (1)

10.8	Settlement Agreement with Tannisah Kruse dated March 31, 2006 (1)

10.9	Larry Kristof Employment Agreement (2)

10.10	Brent Nimeck Employment Agreement (2)

10.11	Nitrogen Generation Unit Invoice dated June 23, 2006 (2)

10.12	Drilling Rig 1 Invoice (2)

10.13	Drilling Rig 2 Invoice (2)

10.14	Addendum to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. (2)

10.15	Agreement to purchase Horizontal Separator from Bromley Mechanical Services (2)

10.16	Amendment dated August 2, 2006 to Real Estate Purchase Agreement with Jackson Cattle Co. Ltd. (3)

10.17	Letter of Intent dated August 2, 2006 with Laricina Energy Ltd. (4)

10.18	Sub-lease Agreement with First Truck Centre (Edmonton) Inc. (3)

10.19	Amendment to Real Estate Purchase Agreement with Jackson Cattle Co. datedAugust 31, 2006 (4)

10.20	Doug Chernesky Employment Agreement (4)

10.21	Virgil Cuerrier Employment Agreement (4)

10.22	Denis Desrosiers Employment Agreement (4)

10.23	Secured Convertible Debenture Purchase Agreement dated November 6, 2006

10.24	Secured Convertible Debenture Purchase Agreement dated November 7, 2006

10.25	Notice of Conversion under Convertible Debenture dated November 6, 2006

10.26	Notice of Conversion under Convertible Debenture dated November 7, 2006

10.27	Addendum to Real Estate Purchase Contract between Lexington and Jackson Cattle Co. Ltd. dated November 30, 2006

10.28	Agreement to terminate p-tank lease agreement dated November 1, 2006

10.29	Agreement to terminate p-tank lease agreement dated December 19, 2006

23.1	Consent of Auditor

(1)	Included as exhibits on our Form SB-2 filed May 16, 2006.
(2)	Included as exhibits on our Form SB-2 filed July 7, 2006.
(3)	Included as exhibits on our Form SB-2 filed August 9, 2006.
(4)	Included as exhibits on our Form SB-2 filed September 1, 2006.

Undertakings

Lexington hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

• include any prospectus required by Section 10(a)(3) of the Securities Act;

•

reflect in the prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

• include any material information with respect to the plan of distribution not previously disclosed in the prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of Lexington under the Securities Act to any purchaser in the initial distribution of the securities, Lexington undertakes that in a primary offering of securities of Lexington pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Lexington will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of Lexington relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of Lexington or used or referred to by Lexington;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about Lexington or its securities provided by or on behalf of Lexington; and

(iv) Any other communication that is an offer in the offering made by Lexington to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Lexington certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on December 20, 2006.

LEXINGTON ENERGY SERVICES INC.

By:	/s/ Larry Kristof
Larry Kristof
President, Director, Chief Executive
Officer, Chief Financial Officer, Chief
Accounting Officer, Treasurer, Secretary

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Director, Chief
Executive Officer, Chief
/s/ Larry Kristof	Financial Officer,	December 20, 2006
Larry Kristof	Chief Accounting Officer,
Treasurer, Secretary

Director, Senior Vice-
/s/ Brent Nimeck	President of Operations	December 20, 2006
Brent Nimeck